EXHIBIT 10(XXX)

DATED NOVEMBER 22, 2004

BARING ASSET MANAGEMENT HOLDINGS LIMITED

- AND -

ING BANK NV

- AND -

THE NORTHERN TRUST INTERNATIONAL BANKING CORPORATION

- AND -

THE NORTHERN TRUST COMPANY

AGREEMENT

- RELATING TO -

THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF

FINANCIAL SERVICES GROUP LIMITED

Note: Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Such omissions are indicated by the phrase “[* confidential treatment requested/material filed separately*].”

- ii -

PART 2 NO STRATEGIC FIT WITH FSG AND FULL ING GUARANTEE	130

PART 3 LOANS EXCEEDING LEGAL LENDING LIMIT OF GUERNSEY BANK	130

- iii -

THIS AGREEMENT is made the 22nd day of November 2004

BETWEEN:

(1)	Baring Asset Management Holdings Limited, a company registered in England and Wales, under number 1131971, whose registered office is at 155 Bishopsgate, London EC2M 3XY (the “Seller”);

(2)	ING Bank NV, a company incorporated in The Netherlands whose registered office is at Amstelveenseweg 500, 1081LK, Amsterdam, The Netherlands (the “Seller’s Guarantor”);

(3)	The Northern Trust International Banking Corporation, a company incorporated in the United States whose head office is at 40 Broad Street, New York, New York 10004, USA (the “Purchaser”); and

(4)	The Northern Trust Company, a company incorporated in the United States whose head office is at 50 South La Salle Street, Chicago, Illinois 60675, USA (the “Purchaser’s Guarantor”).

RECITALS:

(A)	Financial Services Group Limited is a company registered in England and Wales under number 02351508, whose registered office is at 155 Bishopsgate, London EC2M 3XY (the “Company”). Particulars of the Company and of each of the Subsidiary Undertakings are set out in Schedule 1.

(B)	The Seller has agreed to sell and the Purchaser has agreed to purchase all the Shares on and subject to the terms of this Agreement.

(C)	The Seller’s Guarantor has agreed to guarantee the obligations of the Seller on and subject to the terms of this Agreement.

(D)	The Purchaser’s Guarantor has agreed to guarantee the obligations of the Purchaser on and subject to the terms of this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings respectively set opposite them:

“Accounts” means the audited balance sheet and profit and loss account of the Company and each of the Subsidiary Undertakings as at and for the period ended on the Balance Sheet Date, including all notes, reports, statements and other documents annexed to them;

“Administration Services Agreements” means the administration services agreements in the agreed terms (subject to any changes to be made as required by The Irish Financial Services Regulatory Authority) to be entered into by members of the IMG Group and certain members of the Group on Completion;

“Ancillary Properties” means the leasehold properties, brief particulars of which are set out in Schedule 4, Part B;

“Arnold House Property” means the property situated at Arnold House, Guernsey;

“Balance Sheet Date” means 31 December 2003;

“BAMH Incentive Schemes” means the Baring Asset Management Holdings Limited Group Profit-Sharing Scheme and Long Term Incentive Plan and the Baring Asset Management Holdings Limited Group long term incentive plans for US and Canadian employees and the Baring Asset Management Employee Trust and the Baring Asset Management Inc. Non-Qualified Retirement Benefit Trust and any other incentive scheme or arrangement in which Employees, Undisclosed Employees, UK Employees, GOS Employees, former employees, directors or former directors participate or have participated other than the Seller’s Schemes;

“Baring Marks” means the Baring and Barings names and logos, including the “wing” device and other similar names and logos;

“BIFMI” means Baring International Fund Managers (Ireland) Limited;

“BIL” means Barings (Ireland) Limited;

“Business” means the corporate and private banking, custody, treasury, fund administration and corporate and private trust services business of the Group;

“Business Day” means any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

“Claim” means any claim arising under clause 12.1 or Schedule 5 of this Agreement, other than a Tax Claim;

“Company” has the meaning given in Recital (A);

“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

“Completion Amount” means the Completion Payment less £6 million;

“Completion Date” means either:

(a)	the last Business Day of the month in which all of the Conditions have been satisfied or waived pursuant to this Agreement; or

(b)	in the event of satisfaction or waiver of all of the Conditions on the first day of a month, that day; or

(c)	such other date as the Seller and the Purchaser may agree in writing but, in any event, provided that such date is no earlier than 1 January 2005 and no later than the date being six months from the date of this Agreement (subject to any extension pursuant to the terms of this Agreement);

“Completion Multiple” has the meaning given in clause 3.2;

“Completion Payment” means the amount to be paid by the Purchaser to the Seller in accordance with clause 3.2;

“Completion Run Rate Revenues” mean the Run Rate Revenues as at 5.00 pm on the Completion Date or if the Completion Date is the first day of a month the last month end prior to the Completion Date calculated in accordance with Schedule 11;

“Completion Run Rate Revenues Statement” means the Run Rate Revenues Statement setting out the Completion Run Rate Revenues;

“Conditions” means the Conditions set out in Schedule 2;

“[*confidential treatment requested/material filed separately*] Mortgage” means the legal mortgage dated 7 October 2003 between [*confidential treatment requested/material filed separately*] (as mortgagor) and [*confidential treatment requested/material filed separately*] (as lender);

“Customer-related Claim” means a Claim arising as a result of a claim by a customer or its agent or an event, in each case in respect of the period prior to Completion, which renders the Group liable to pay, transfer funds or assets to or otherwise compensate any customer or its agent or customer accounts or funds or assets under administration;

“Disclosure Bundle” has the meaning given to it in the Disclosure Letter;

“Disclosure Letter” means the letter of the same date as this Agreement from the Seller to the Purchaser referred to in clause 12;

“Employees” means those persons listed in Schedule 13 Parts A to B together with (i) the GOS FSG Employees, and (ii) such additional persons who become employed in the Business, in accordance with the terms of this Agreement, between the date of this Agreement and Completion but excluding any such person who has ceased to be employed in the Business, in accordance with the terms of this Agreement, between the date of this Agreement and Completion;

“Encumbrance” means a mortgage, charge, pledge, lien, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement, including without limitation, a title transfer or retention arrangement) having similar effect;

“5th Floor Bishopsgate” means the property known as part level 5 155 Bishopsgate London EC2;

“Fixed Assets Memorandum” means the memorandum reflecting fixed assets to be transferred from BISL to the Group between the date hereof and Completion in the agreed terms;

“FSG IT Contracts” means the list of contracts set out in Part 1 of Schedule 14;

“GOS Employees” means the GOS FSG Employees and the GOS IMG Employees;

“GOS FSG Employees” means the GOS Employees who are wholly engaged in the Business who will transfer to the Purchaser by reason of the Transfer Regulations as identified at Schedule 13 Part C;

“GOS IMG Employees” means the GOS Employees who provide services to the IMG Group whose names and job titles are identified at Schedule 13 Part E;

“Government Entity” means any supra-national, national, state, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body or minister or other representative of such government and, any court, agency, commission, authority or body exercising any regulatory, taxing or exchange control functions or other governmental, regulatory or quasi-governmental authority, including without limitation any entity exercising supervisory or regulatory authority in relation to banking business in any relevant jurisdiction;

“Group” means the Company and the Subsidiary Undertakings, and “Group member” shall be construed accordingly;

“Group’s Scheme” means the ING Baring Pension Trust Fund established with effect from and by a deed dated 10 March 1978;

“Guernsey Licence Agreement” means the licence agreement in the agreed terms in respect of the premises at Trafalgar Court, Guernsey;

“Guernsey Scheme” means the Barings (Guernsey) Limited Pension Scheme;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“IFMI” means International Fund Managers Ireland Limited;

“IFSRA” means The Irish Financial Services Regulatory Authority;

“IMG Group” means Barings Asset Management Limited and its subsidiaries and Baring Investment Services Limited and “IMG Group member” shall be construed accordingly;

“ING Trade Marks” means the trade mark applications and registrations owned by a member of the Seller’s Group which incorporate the element “ING” or the Lion Device;

“Initial Run Rate Revenues” means the Run Rate Revenues as at 31 October 2004 calculated in accordance with Schedule 11;

“Initial Run Rate Revenues Statement” means the Run Rate Revenues Statement setting out the Initial Run Rate Revenues;

“Intellectual Property” means trade marks, patents, service marks, designs (whether registered or unregistered), copyrights, confidential information, know-how, business or trade names, trading goodwill and all applications and rights to apply for, or for the protection of, any of the foregoing;

“Intellectual Property Rights” means the Intellectual Property which is owned or used by Group members, including without limitation the specific rights which are disclosed by the Disclosure Letter but specifically excluding the Barings Marks or the ING Trade Marks and all Intellectual Property comprised within the Computer Systems (as defined in Schedule 5);

“Irish DB Scheme” means the Barings Ireland Limited Pension Scheme;

“Irish DC Scheme” means the Barings Ireland Defined Contribution Pension Scheme;

“Irish Funds” means The Baring Capitalisation Umbrella Fund (and its sub-funds from time to time), The Baring Currency Umbrella Fund (and its sub-funds from time to time), The Baring Emerging Markets Umbrella Fund (and its sub-funds from time to time), The Baring Global Umbrella Fund (and its sub-funds from time to time), The Baring International Umbrella Fund (and its sub-funds from time to time), The Baring Korea Feeder Fund (and its sub-funds from time to time) and The Baring Global Opportunities Umbrella Fund (and its sub-funds from time to time);

“Irish Schemes” means the Irish DB Scheme and the Irish DC Scheme;

“LTIP” means the Baring Asset Management Holdings Limited Group Profit-Sharing Scheme and Long Term Incentive Plan;

“Net Asset Amount” means the consolidated net assets of the Group as shown in the Net Asset Statement;

“Net Asset Statement” means the statement in the form set out in Schedule 10 setting out the Net Asset Amount to be prepared in accordance with clause 3.4 and Schedule 9;

“Post-Completion Adjustment Date” means the date that is [*confidential treatment requested/material filed separately*] after the Completion Date;

“Post-Completion Run Rate Revenues” means the Run Rate Revenues as at 5.00 pm on the Post-Completion Adjustment Date calculated in accordance with Schedule 11;

“Post-Completion Run Rate Revenues Statement” means the Run Rate Revenues Statement in the form set out in Schedule 12 setting out the Post-Completion Run Rate Revenues;

“Pre-Completion Reorganisation” means the actions set out in clause 5.5;

“Property Costs” means loss, liability or cost (including irrecoverable VAT) incurred by the Purchaser which relates to the Term and arises out of:

(i)	the Tenancy Agreement being terminated for any reason, other than due to:

(1)	the default of the Tenant;

(2)	the Tenant exercising its right under clause 14 of the Tenancy Agreement to terminate the Tenancy Agreement; or

(3)	the Tenancy Agreement terminating pursuant to clause 9.2 of the Tenancy Agreement as a result of the entry into the Proposed Sub-Underlease;

(ii)	the Tenant’s obligations under:

(1)	the Tenancy Agreement; and

(2)	in the event the Proposed Sub-Underlease is entered into, the Proposed Sub-Underlease;

(including, without limitation, any obligations arising after termination of the Tenancy Agreement or the Proposed Sub-Underlease (as the case may be) and including in each case, without limitation, rent, service charges and any other outgoings, whether payable to the landlord thereunder or to any third party);

“Proposed Sub-Underlease” has the same meaning as in the Tenancy Agreement;

“Purchaser Group Company” means Northern Trust Corporation and any subsidiary undertaking thereof for the time being which is not a Group member;

“Properties” means the leasehold properties brief particulars of which are set out in Schedule 4;

“Purchaser Proprietary Systems” means the IT systems known as PIMS, MFDS and Fundnet Shareholder Services;

“Purchaser’s Solicitors” means Clifford Chance of 10 Upper Bank Street, London E14 5JJ;

“Run Rate Revenues” means the recurring revenues of the Group calculated as set out in Schedule 11;

“Run Rate Revenues Statement” means a statement in the form set out in Schedule 12 setting out the Run Rate Revenues as at the Relevant Date, produced pursuant to Schedule 11;

“Seller Group Company” means ING Groep NV or any subsidiary undertaking of ING Groep NV for the time being, other than a member of the Group or any IMG Group member;

“Seller Guarantees” means the guarantees and comfort letters given by members of the Seller’s Group details of which are set out in Schedule 8;

“Seller’s Representative” means the representative of the Seller appointed from time to time pursuant to clause 20;

“Seller’s Solicitors” means Lovells of Atlantic House, Holborn Viaduct, London, EC1A 2FG;

“Seller’s Schemes” means the Group Scheme, the Guernsey Scheme, the Irish DB Scheme and the Irish DC Scheme;

“Shares” means the 25,626,100 ordinary shares in the capital of the Company being the entire issued share capital of the Company;

“Subsidiary Undertakings” means the subsidiary undertakings in respect of which the Company is a parent undertaking, brief particulars of each of which are set out in Schedule 1 Part 2;

“Target Net Asset Amount” means the amount of £99,000,000;

“Tax” and “Taxation” has the meaning set out in Part A of Schedule 6;

“Tax Claim” means a claim under the Tax Covenant or in respect of a breach of the Tax Warranties;

“Tax Covenant” means the covenant set out in Schedule 6;

“Tax Warranties” means the warranties set out in Part B of Schedule 6;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Tenancy Agreement” means the tenancy agreement of 5th Floor Bishopsgate in the agreed terms between Baring Investment Services Limited and Northern Trust Management Services Limited;

“Tenant” means the tenant under the Tenancy Agreement;

“Term” means the whole of the Term as such term is defined under the Tenancy Agreement whether or not the Purchaser exercises its right to determine pursuant to clause 13.1 thereof (and, in the event the Proposed Sub-Underlease is entered into, “Term” has the same meaning as in the Proposed Sub-Underlease);

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 in relation to the UK Employees;

“Transitional Services Agreements” means the transitional services agreements in the agreed terms to be entered into by certain members of the IMG Group and certain members of the Group on Completion;

“UK Employees” means those employees employed by the UK Employer who are listed in Schedule 13, part A together with (i) the GOS FSG Employees, and (ii) such additional persons who become employed in the Business and are employed by the UK Employer in accordance with the terms of this Agreement, between the date of this Agreement and Completion but excluding any such person who has ceased to be employed in the Business, in accordance with the terms of this Agreement, between the date of this Agreement and Completion;

“UK Employer” means ING Baring Services Limited;

“VAT” has the meaning set out in Part A of Schedule 6;

“VATA” has the meaning set out in Part A of Schedule 6; and

“Warranties” means the warranties set out in Schedule 5.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(c)	references to any enactment include references to such enactment as re-enacted, amended or extended and any subordinate legislation made from time to time under it;

(d)	references to a “person” include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(e)	references to the one gender include all genders, and references to the singular include the plural and vice versa;

(f)	headings are inserted for convenience only and shall be ignored in construing this Agreement;

(g)	the words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the meanings given to them by the Companies Act 1985, as amended by the Companies Act 1989; and

(h)	references to times of the day are to London time.

1.3	The Recitals and Schedules to this Agreement form part of it.

1.4	Any reference in this Agreement to a document being “in the agreed terms” is to a document in the terms agreed between the parties to this Agreement and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

1.5	References to any English legal term for any action, remedy, method of judicial proceeding, regulation, rule, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

2.	SALE AND PURCHASE OF SHARES

2.1	On and subject to the terms of this Agreement, the Seller shall sell with full title guarantee and the Purchaser shall purchase the Shares on and with effect from Completion, together with all rights which are at Completion, or at any time thereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion), in each case free from any Encumbrance whatsoever.

2.2	The Seller waives any rights which may have been conferred on it under the articles of association of the Company or otherwise or in any other way to have any of the Shares offered to it for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement or any other restriction on transfer over the Shares conferred on it and shall procure that all such rights conferred on any other person are waived by no later than Completion.

3.	CONSIDERATION

3.1	The total consideration payable by the Purchaser for the Shares shall be an amount equal to the Completion Payment, calculated in accordance with clause 3.2, as adjusted pursuant to clauses 3.4, 3.5 and 3.6.

3.2	On or before the date of this Agreement the Seller shall have delivered to the Purchaser a draft Initial Run Rate Revenues Statement setting out the Seller’s calculation of the Initial Run Rate Revenues broadly in accordance with Schedule 11 though it is acknowledged that there are variances in the methodology of production of the draft Initial Run Rate Revenue Statement from the methodology set out in Schedule 11. For the purposes only of determining whether Condition 2 is satisfied, on or before 5.00 pm on the date that is 5 Business Days before the Completion Date, the Seller shall deliver to the Purchaser a draft Completion Run Rate Revenues Statement setting out the Seller’s calculation of the Completion Run Rate Revenues in accordance with Schedule 11. Within 30 days of the date hereof the Seller shall prepare a draft Initial Run Rate Revenues Statement prepared in accordance with Schedule 11 and upon such draft Initial Run Rate Revenues Statement being agreed or determined in accordance with this Agreement such draft Initial Run Rate Revenues Statement shall be deemed to be the final Initial Run Rate Revenues Statement. The Completion Payment shall be the sum of the Completion Run Rate Revenues multiplied by the Completion Multiple plus £6,000,000. For the purposes of clauses 3.2, 3.5 and 3.6 the “Completion Multiple” is £254,000,000 divided by the Initial Run Rate Revenues as set out in the Initial Run Rate Revenues Statement agreed or determined in accordance with this Agreement (calculated to 5 decimal places).

3.3	The Purchaser shall pay £260,000,000 in cash on Completion by telegraphic transfer into the client account of the Seller’s Solicitors, the details of which are: Barclays Bank plc, 54 Lombard Street, London, EC3V 9EX. Sort Code: 20-00-00. Account Number [*confidential treatment requested/material filed separately*].

3.4	The Purchaser shall procure that the Company shall prepare a draft Net Asset Statement as at Completion setting out the Company’s calculation of the Net Asset Amount in accordance with Schedule 9 and shall deliver the draft Net Asset Statement to the Seller within 30 Business Days of Completion. If the Net Asset Amount agreed or determined pursuant to this Agreement is:

(a)	greater than the Target Net Asset Amount, then within 10 Business Days after the Net Asset Statement has been agreed or determined in accordance with this Agreement the Purchaser shall pay to the Seller an amount equal to the excess; or

(b)	less than the Target Net Asset Amount, then within 10 Business Days after the Net Asset Statement has been agreed or determined in accordance with this Agreement the Seller shall pay to the Purchaser an amount equal to the shortfall.

3.5	The Purchaser shall procure that the Company shall prepare a draft Completion Run Rate Revenues Statement setting out the Company’s calculation of the Completion Run Rate Revenues in accordance with Schedule 11 and shall deliver the draft Completion Run Rate Revenues Statement to the Seller within 30 Business Days of Completion. If the Completion Run Rate Revenues agreed or determined in accordance with this Agreement multiplied by the Completion Multiple is:

(a)	more than £254,000,000 the Purchaser shall pay to the Seller, within 10 Business Days after the Completion Run Rate Revenues Statement has been agreed or determined in accordance with this Agreement, an amount equal to the excess; or

(b)	less than £254,000,000 the Seller shall pay to the Purchaser, within 10 Business Days after the Completion Run Rate Revenues Statement has been agreed or determined in accordance with this Agreement, an amount equal to the shortfall.

3.6	Within 30 Business Days of the Post-Completion Adjustment Date, the Purchaser shall deliver to the Seller a draft Post-Completion Run Rate Revenues Statement setting out the Purchaser’s calculation of the Post-Completion Run Rate Revenues in accordance with Schedule 11. The Post-Completion Run Rate Revenues agreed or determined pursuant to this Agreement shall be multiplied by the Completion Multiple and:

(a)	if the product is more than the Completion Amount, the Purchaser shall pay to the Seller within 10 Business Days after the Post-Completion Run Rate Revenues Statement has been agreed or determined in accordance with this Agreement, the excess; or

(b)	if the product is less than the Completion Amount, the Seller shall pay to the Purchaser within 10 Business Days after the Post-Completion Run Rate Revenues Statement has been agreed or determined in accordance with this Agreement, the lesser of the shortfall and 20% of the Completion Amount.

3.7	The Seller agrees to pay promptly upon request following determination of the Net Asset Amount to the Purchaser an amount equal to half of any additional stamp duty that is required to be paid by the Purchaser as a result of any amount payable by the Purchaser arising as a result of the Net Asset Amount determined pursuant to clause 3.4.

3.8	The Seller shall pay to the Purchaser, promptly upon receipt, [*confidential treatment requested/material filed separately*] per cent. of any rental payments received by any Seller Group Company in respect of the period starting on the first anniversary of Completion and ending on the third anniversary of Completion under any sub-lease with a term of ten years or more of the premises of [*confidential treatment requested/material filed separately*], provided that the aggregate payments to the Purchaser under this clause 3.8 shall not exceed £[*confidential treatment requested/material filed separately*].

3.9	Any amount payable pursuant to clause 3 (other than this clause 3.9) shall bear interest in pounds sterling from (and including) the Completion Date to the date on which the payment is due less any tax required to be withheld or deducted therefrom at an annual rate equal to the London Interbank Offered Rate for deposits in pounds sterling for an interest period of three (3) months, as published from time to time in the “Financial Times”.

3.10	Any payment to be paid to the Purchaser pursuant to this Agreement shall be paid by telegraphic transfer into Lloyds TSB Bank London, Account Number: [*confidential treatment requested/material filed separately*]; Account Name: The Northern Trust International Banking Corporation.

3.11	Any amount to be paid to the Seller pursuant to this Agreement shall be paid by telegraphic transfer into the Sellers’ Solicitors client account details of which are as follows: Lovells Client Account, Barclays Bank plc, 54 Lombard Street, London EC3V 9EX; sort code: 20-00-00; account number: [*confidential treatment requested/material filed separately*].

4.	CONDITIONS

4.1	Completion shall be conditional upon satisfaction of the Conditions (except to the extent waived pursuant to this Agreement).

4.2	The Purchaser shall use all reasonable endeavours to ensure that Conditions 1 and 3 are satisfied as soon as practicable and in any event not later than 6.00 pm on the date being six months from the date of this Agreement. The Seller shall use all reasonable endeavours to ensure that Condition 8 is satisfied as soon as practicable and in any event not later than 6.00 pm on the date being six months from the date of this Agreement. Pending Completion the Purchaser undertakes to co-operate with and assist the Seller to satisfy the condition set out in Condition 8. The Seller and the Purchaser shall promptly give notice to the other party of the satisfaction of any Condition (of which the other party is not aware), as soon as practical following it becoming aware of the satisfaction thereof. If at any time the Seller or the Purchaser becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party.

4.3	The Seller and the Purchaser may agree in writing to waive Condition 1 at any time on or before 6.00 pm on the date being six months from the date of this Agreement.

4.4	The Purchaser shall be entitled in its absolute discretion, by written notice to the Seller at any time on or before the date being six months from the date of this Agreement, to waive all or any of Conditions 2, 4, 5 and 6.

4.5	If all the Conditions have not been satisfied or have not been waived by 6.00 pm on the date being six months from the date of this Agreement (or such other date agreed by the parties in writing), then:

(a)	this Agreement shall terminate and have no further effect (subject only to clauses 14 (Seller and Purchaser’s Guarantees), 15 (Announcements and Confidentiality), 19 (Costs) and 26 (Governing law and Jurisdiction)) which shall continue in force; and

(b)	subject to any liability which may arise from any breach of the obligations contained in this clause, the parties shall be released from all liabilities and obligations thereunder.

4.6	Pending Completion, the Seller undertakes to co-operate with and assist the Purchaser by providing the Purchaser and any Government Entity as promptly as reasonably practicable upon request and in good faith any necessary information and documents reasonably requested for the purpose of making any submissions, filings and notifications to any such Government Entity in relation to the transactions contemplated in this Agreement.

5.	PRE-COMPLETION MATTERS

5.1	Unless otherwise provided in clause 5.5, pending Completion the Seller shall procure that:

(a)	the business of the Group will be carried on in the ordinary and usual course, in a manner consistent with prior practice, and in accordance with applicable legal and regulatory requirements in any relevant jurisdiction;

(b)	all reasonable efforts will be made to retain and preserve the current relationship with the customers of the Group in a manner consistent with past practice and that the Purchaser is notified as soon as reasonably practicable of the termination or proposed material modification of any customer agreements or any material change in the relationship of any material customer with any Group member;

(c)	the Purchaser and its agents have reasonable access to, and upon reasonable request shall be given copies of, the books and records of each Group member (including, without limitation, the statutory books, minute books, tax and regulatory records, details of litigation, leases, licences, contracts) and reasonable access to the directors, officers, employees of grade 3 or above (a “Senior Executive”) employed by the Group or engaged in the Business and agents of each Group member;

(d)	the Purchaser, its agents and all relevant regulators are provided with all co-operation and information reasonably requested which is necessary to expedite the filing of any regulatory application or submission;

(e)	insurance cover for the Company shall be maintained at all times on the basis as subsisting on the date hereof;

(f)	all tax and other filings are made within the time-limits for such filings by all Group members;

(g)	the Properties which are leasehold, and any other properties which are leased or occupied by a Group member from time to time, are maintained in all material respects in their current state of repair and condition fair wear and tear excepted;

(h)

each Group member will keep proper accounting records and shall furnish to the Purchaser and its agents such financial, operating and other information regarding the Business as the Purchaser may reasonably request, including without limitation monthly management accounts and other financial statements on the Business, and the Seller shall procure that the Company provides to the Purchaser, on a monthly basis, a draft Run Rate Revenues Statement showing Run Rate Revenues as at the end of each monthly period;

(i)	each Group member and/or the UK Employer shall, on reasonable request, furnish to the Purchaser details regarding the terms of employment of any Senior Executive;

(j)	the UK Employer shall, on reasonable request by the Purchaser made in good faith, provide the Purchaser with the details of the terms and conditions of employment, including employment contracts and employment records of up to 30 GOS IMG Employees chosen by the Purchaser to whom the Purchaser may consider making an offer of employment pursuant to clause 9.12 of this Agreement;

(k)	each Group member shall promptly inform the Purchaser of any impending resignation of a Senior Executive of which it is aware or any actual resignation, termination or objection to the transfer under Regulation 4(a) of the Transfer Regulations of any of the Employees and provide any reasonably requested information regarding any such resignation or termination or objection;

(l)	all awards under the LTIP and the Baring Asset Management Holdings Limited Group long term incentive plans for US and Canadian employees and Undisclosed Employees (as defined in clause 9.5 below) that any or all of the Employees and Undisclosed Employees may be eligible to receive in respect of the Seller’s financial years 2004 and the part of the financial year 2005 prior to Completion shall be determined by the Seller prior to Completion and that such bonus awards shall be determined (i) in a manner consistent with the approach adopted by the Seller or Group member, as applicable, in relation to the Seller’s previous three financial years to calculate both the bonus pool available for distribution to Employees and Undisclosed Employees and the individual bonus awards paid to the Employees and Undisclosed Employees (ii) in good faith;

(m)	the Purchaser is provided with reasonable access to the customers of the Group to communicate in relation to the acquisition contemplated under this Agreement on a basis agreed with the Seller (such agreement not to be unreasonably withheld or delayed);

(n)	the Purchaser is provided with reasonable access to Employees to enable the Purchaser to communicate, and if required by the Purchaser and agreed by the

Seller, meet with Employees in relation to the acquisition contemplated under this Agreement provided that any written communication shall be approved in advance by the Seller (such approval not to be unreasonably withheld or delayed) and any oral communication shall be consistent with the written communication; and

(o)	the relevant Group members use all reasonable endeavours to obtain as soon as reasonably practicable approval from the relevant Government Entity to the terms and execution of the Administration Services Agreement relating to Ireland by the relevant members of the Group and the relevant members of the IMG Group.

5.2	Unless otherwise provided in clause 5.5, pending Completion the Seller shall procure that none of the following matters will occur or be undertaken without the prior written consent of the Purchaser (in the case of 5.2(l), (n), (o), (q) and (s) not to be unreasonably withheld or delayed):

(a)	the modification of any of the rights attached to any shares in any Group member or the creation, allotment, issue of any shares or the grant of any option over any shares or uncalled capital of any Group member or the issue of any obligations convertible into shares or the agreement to do any of the foregoing;

(b)	the capitalisation or repayment of any amount standing to the credit of any reserve of any Group member or the redemption or purchase of any shares or any other reorganisation of the share capital of any Group member;

(c)	the admission of any person (howsoever occurring) as a shareholder of any Group member or the transfer or approval of the transfer of any shares of any Group member;

(d)	the sale or disposal of, or the grant or termination of any rights in respect of, any part of the undertaking of any Group member, or the sale or disposal of, or the grant or termination of any rights in respect of, any of the assets of any Group member (including, without limitation, the Properties), or the assumption or incurring of a liability, obligation or expense (actual or contingent) in each case other than in the ordinary course of business or as already approved by the relevant Group member and disclosed to the Purchaser as at the date of this Agreement but for the avoidance of doubt the Seller shall be entitled at its sole discretion (but with prior consultation with the Purchaser) to institute a replacement for the Barings Asset Management Holdings Profit Share and Long Term Incentive Plans for the period from 31 December 2004 to Completion;

(e)	the declaration, payment or other making by any Group member of any dividend or other distribution;

(f)	any alteration to the scope of the Business as at the date of this Agreement or of any regulatory permission or licence in respect of any Group member;

(g)	the passing of any resolution by the members of any Group member, including any alteration to the memorandum or articles of association of any Group member;

(h)	the acquisition by any Group member of any shares of any other company other than in the ordinary course of business or the participation by any Group member in any partnership, consortium, association or joint venture;

(i)	the creation or issue or allowing to come into being or amendment or agreement to create or amend of any Encumbrance upon or over any part of the property or assets or uncalled capital of any Group member other than lien arising by law or by retention of title clause in the ordinary course of business or redemption or agreement to redeem an existing Encumbrance or the creation or issue of any debenture or debenture stock or the obtaining of any advance or credit in any form, other than normal trade credit;

(j)	any Group member making, or agreeing to make, or incurring capital expenditure exceeding in total £100,000 (or its equivalent at the time);

(k)	in relation to the Properties, a change in their existing use, or the termination of, or the giving of a notice to terminate, a lease, tenancy or licence, the application for consent to do something requiring consent under a lease, tenancy or licence, the granting of an application by a tenant, licensee or occupier to do something requiring consent under a lease, tenancy or licence, or the agreeing of a new rent or fee payable under a lease, tenancy or licence;

(l)	the entering into or termination of, or material amendment by a Group member of, any material customer agreement;

(m)	the entering into or termination of, or amendment by any Group member of, a material agreement, arrangement or obligation or the entering into any agreement that cannot be terminated by a Group member by giving notice of termination of 180 days or less without any penalty or compensation;

(n)	any Group member giving, or agreeing to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation other than in the ordinary course of business and where the guarantee, indemnity or other financial obligation of such Group member would not exceed £100,000;

(o)	any Group member starting, compromising or settling litigation or arbitration proceedings or any action, demand or dispute or waiving a right in relation to litigation or arbitration proceedings or the release, discharge or compound by any Group member of any liability or claim, in each case in excess of £50,000;

(p)	the entering into by any Group member of an agreement, arrangement or obligation (whether legally enforceable or not) in which a Seller Group Company, a director or former director of a Group member or a person connected with any of them is interested;

(q)

(i) the making or proposing of any change to the terms and conditions of employment or engagement of any Employee or communicating any such change including pursuant to an annual salary review relevant to the Employees but save in relation to any annual basic salary increase in the normal course of business which does not exceed 10%; (ii) the termination of the employment or the giving of notice to terminate the employment of any Employee (other than in response to that person’s gross misconduct or other material breach of contract); (iii) the making of any change to the duties of any Employee which would result in the support of assignment to a different service, account or undertaking or a change in reporting line; (iv) the provision of or agreement to provide a gratuitous payment to any Employee or director (or any of their dependants) other than pursuant to the terms and conditions of the relevant Employee’s employment contract; (v) the engagement of any person who upon such engagement would become employed by a Group member or the UK Employer and be assigned to the business of the Group (or the permitting of any such engagement) where such engagement would exceed the total number of Employees and job vacancies and in relation to each of the Group members and the UK Employer, the number of Employees in relation to any job title, as disclosed at supplementary file NT1 document 21 and file CF document 4 respectively of the

Disclosure Bundle or (vi) the making of any material amendments or modifications, granting any augmentations (save as provided in Part B of Schedule 7) under or terminating any of the Seller’s Schemes or admitting any employees to the Irish DB Scheme other than employees who were employed before 1 May 2003 are under age 25 and accordingly who are in a waiting period pending attainment of that age;

(r)	any act or omission which will make any insurance policy subsisting at the date of this Agreement void or voidable or entitle any insurers under such policies to refuse to indemnify in relation to particular claims in whole or in part;

(s)	the renewal, extension or amendment by a Group member of any existing loan facility or commitment it provides to a customer or any other third party other than in the ordinary course of business and consistent with the Group’s existing credit policies and where the facility or commitment once renewed, extended or amended would not exceed £500,000 or have a maturity of longer than 1 year; and

(t)	modify in any material respect the asset and liability management (including, without limitation, interest rate sensitivity and net foreign exchange exposure) of the Group as carried on at the date of this Agreement.

5.3	The Seller shall notify the Purchaser as soon as reasonably practicable if it becomes aware of a fact or circumstance which constitutes or is reasonably likely to constitute a breach of clause 5.1 or clause 5.2.

5.4	The Seller and the Purchaser shall each provide, and shall procure, that all relevant Government Entities are provided with all reasonable co-operation and information which is necessary to expedite the filing of any regulatory application or submission, shall co-operate with one another to assist in the obtaining of the regulatory or other consents from Government Entities referred to in the Conditions and shall procure that all necessary steps are taken and documents executed for the purpose of obtaining such consents.

5.5	Pending Completion:

(a)	the IT fixed assets held by BISL which relate to the business of the Group as referred to in the Fixed Asset Memorandum will be transferred to the Group at book value of £355,227 as at September 2004 and the fit out and tenants fixtures relating to the 5th Floor, 155 Bishopsgate, having a book value of £2,003,369 as at 30 September 2004 (referred to in the Fixed Assets Memorandum) shall be sold to the Group for £2,003,369; and

(b)	the relevant Group members will provide funds to the trustee of the Baring Asset Management Employee Trust (the “Trustee”) in satisfaction of their obligation to make such payment in order to allow the Trustee to repay indebtedness owed by the Trustee to the Seller;

(c)	the contracts of employment of the employees currently employed by Barings (Guernsey) Limited who are engaged in the private client business of Baring Asset Management (C.I.) Limited (the “Guernsey Employees”) will be terminated and such employees will enter into new contracts of employment with Baring Asset Management (C.I.) Limited;

(d)	the contracts with the remaining private clients of Barings (Guernsey) Limited will be novated to Baring Asset Management (C.I.) Limited;

(e)	other assets or the benefit of contracts or licences which relate exclusively to the Business of the Group but which are held by a member of the IMG Group will be transferred to the Company at book value;

(f)	any director or company secretary of any Group member who is not an Employee shall be removed without cost or liability to the Group in order to ensure that as at Completion every director and company secretary of each Group member is an Employee other than independent directors required for regulatory or local law reasons;

(g)	the removal of any signatories who are not Employees or an employee of the Group from the bank mandates of any Group member;

(h)	any other matters may be done in order to comply with the terms of this Agreement including all necessary actions to achieve fulfilment of the Condition 8 of Schedule 2; and

(i)	relevant Group members shall continue to pay contributions being paid at the date of this Agreement to each of the Guernsey Scheme and the Irish DB Scheme and shall in addition by way of contributions to those schemes’ general solvency pay the sums of £2,750,000 and EUR 1,450,000 to those schemes respectively and in addition the sum of £750,000 to the Guernsey Scheme in respect of the augmentations referred to in Part B of Schedule 7.

5.6	The Purchaser consents to the assignment of the Arnold House Property pursuant to the agreement dated 23 July 2002 between Baring Brothers (Guernsey) Limited (1) and Bank of Bermuda (Guernsey) Limited (2).

5.7	The Purchaser consents to the completion of a sublease of the property known as second floor, East Wing, Trafalgar Court, Guernsey to FRM Investment Management Limited.

5.8	Notwithstanding the terms of this clause 5, in the event that this Agreement does not complete either on or before completion of the MM Transaction then the Purchaser hereby consents to the following matters:

(a)	the relevant Group members’ entry into the Administration Services Agreements;

(b)	entry by members of the Group into an interim transitional services agreement with Baring Investment Services Limited which shall terminate upon Completion without any additional liability to the Group; and

(c)	entry by the relevant members of the FSG Group into the Guernsey Transitional Services Agreement.

5.9 (a)	The Seller shall procure that the relevant Group member will, in conjunction with the Purchaser and BIFMI, approach IFSRA promptly after the date hereof [*confidential treatment requested/material filed separately*] and the Seller shall procure that IFSRA shall be given such information and explanations [*confidential treatment requested/material filed separately*].

(b)	Prior to the Completion Date [*confidential treatment requested/material filed separately*] shall be reflected in legally binding agreements between these companies [*confidential treatment requested/material filed separately*]. The Purchaser and the Seller shall negotiate in good faith to agree the form of the agreements. In the event that there is a dispute as to the form of the agreements required to satisfy this obligation the matter will be referred to a firm of independent Irish lawyers agreed between the parties or, in the event of failure to agree, selected by the Seller.

5.10	The Seller shall procure that Barings (Guernsey) Limited and its subsidiaries shall be able to continue to use the Harbour House disaster-recovery premises following Completion on the same terms as at present subject to the Purchaser entering into any agreements or guarantees reasonably required by the landlord of Harbour House.

5.11	The Seller shall procure that Barings Isle of Man Limited (“BIOM”) by Completion has in place all outstanding know your client documentation and information and changes its know your client procedures so that they satisfy in all material respects the relevant regulatory requirements.

5.12	The Seller shall procure that BIOM adopts a new memorandum of association in a form that is reasonably acceptable to the Purchaser prior to Completion.

6.	COMPLETION

6.1	Completion shall take place at the offices of the Seller’s Solicitors on the Completion Date or at such other place and/or on such other date as may be agreed between the parties.

6.2	The Seller shall procure that prior to Completion the Pre-Completion Reorganisation referred to in clause 5.5(a) - (g) and (i) shall have completed.

6.3	On Completion the Seller shall cause to be delivered to the Purchaser:

(a)	evidence in a form reasonably satisfactory to the Purchaser of the satisfaction of Condition 8, except to the extent that such Condition has been waived in accordance with clause 4, and of completion of the Pre-Completion Reorganisation pursuant to clause 6.2;

(b)	duly executed transfers of the Shares in favour of the Purchaser (or as it may direct) together with the share certificates relating to such Shares or indemnities in respect of lost certificates;

(c)	such other documents (including a certified copy of the minutes of the directors of the Seller or any power of attorney) under which any document required to be delivered by it under this clause has been executed;

(d)	the statutory books of the Company made up to the Completion Date, its accounting records and the common seal and certificate of incorporation and on change of name of the Company (and the statutory books (made up to the Completion Date) and accounting records, common seal and certificate of incorporation and on change of name, of each of the Subsidiary Undertakings shall be delivered to the Purchaser’s control) in each case so far as they are not held by or to the order of a Group member;

(e)	share certificates (or indemnities in respect of lost certificates) for all issued shares in the capital of each Subsidiary Undertaking;

(f)	irrevocable powers of attorney in the agreed terms executed by the Seller in respect of the Shares sold by it hereunder, in favour of the Purchaser appointing the Purchaser to be its lawful attorney in respect of the Shares;

(g)	the Administration Services Agreements duly executed by the relevant members of the Group and the relevant members of the IMG Group;

(h)	the Transitional Services Agreements duly executed by the relevant members of the Group and the relevant members of the IMG Group;

(i)	the Tenancy Agreement, duly executed by Baring Investment Services Limited; and

(j)	the Guernsey Licence Agreement, duly executed by the parties thereto.

6.4	On Completion the Seller shall cause a board meeting of the Company, to be duly convened and held at which:

(a)	the said transfers of the Shares shall be approved for registration (subject only to their being duly stamped by, and at the cost of, the Purchaser); and

(b)	such persons as may be nominated by the Purchaser shall be appointed directors and secretary of the Company (within the maximum number, if any, permitted under its articles of association).

6.5	Subject to the Seller having complied with its obligations under clauses 6.2, 6.3 and 6.4, on Completion the Purchaser shall:

(a)	deliver to the Seller in a form reasonably satisfactory to the Seller evidence of satisfaction of each of Conditions 1 and 3 other than any such Condition that has been waived by the parties in accordance with clause 4; and

(b)	deliver to the Seller the Tenancy Agreement duly executed by Northern Trust Management Services Limited; and

(c)	pay £260,000,000 by telegraphic transfer into the account of the Seller’s Solicitors (in the manner specified in clause 3.3).

6.6	The Seller’s Solicitors are hereby irrevocably authorised by the Seller to receive all amounts expressed to be payable to it pursuant to any provision of this Agreement and the receipt by the Seller’s Solicitors of each such amount shall be an absolute discharge to the Purchaser who shall not be concerned to see to the application of any such amount thereafter.

7.	NET ASSET AND RUN RATE REVENUES STATEMENTS

7.1	In this clause 7, “Statement” refers to (as applicable) the Initial Run Rate Revenues Statement, the Completion Run Rate Revenues Statement, the Post-Completion Run Rate Revenues Statement or the Net Asset Statement.

7.2	Within 20 Business Days of its receipt of a draft Statement pursuant to clause 3, the Seller or the Purchaser (as applicable) shall notify the other party of whether or not it accepts the draft Statement.

7.3	If the Seller or the Purchaser notifies the other party that it does not accept such draft Statement:

(a)	It shall, at the same time, set out in a notice in writing (a “Notice of Disagreement”) its reasons for such non-acceptance and specify (to the extent that it is able) the adjustments which, in its opinion, should be made to the draft Statement in order to comply with the requirements of this Agreement and deliver a copy of the Notice of Disagreement to the other party; and

(b)	The parties shall seek in good faith to resolve in writing all differences that they may have with respect to the matters raised in the Notice of Disagreement and to reach agreement upon the adjustments (if any) required to be made to the draft Statement.

7.4	If the other party is satisfied with the draft Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser) or fails to notify its non-acceptance of the draft Statement within the relevant 20 Business Day period referred to in clause 7.2, then the draft Statement (incorporating any agreed adjustments) shall be final and binding on the parties and constitute the Statement for the purposes of this Agreement.

7.5	If the Seller and the Purchaser do not reach agreement within 10 Business Days of the Seller’s or the Purchaser’s receipt of the Notice of Disagreement as applicable, then the matters remaining in dispute (and only those matters regarding the draft Statement) shall be referred, on the application of the Seller or the Purchaser, for determination by an independent firm of internationally recognised chartered accountants who shall either be (i) agreed upon by the Seller and the Purchaser or (ii) failing agreement within 5 Business Days of the application by the Seller or the Purchaser, selected, on the application of either the Seller or the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy (the “Independent Firm”). The following provisions shall apply to such determination:

(a)	the Purchaser and/or the Purchaser’s accountants and the Seller and/or the Seller’s accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Independent Firm for determination within 10 Business Days of the appointment of the Independent Firm;

(b)	at the same time as the Purchaser and/or the Purchaser’s accountants and the Seller and/or the Seller’s accountants submit their respective written statements to the Independent Firm for determination, each shall deliver to the other a copy of their submissions (with all relevant supporting documents);

(c)	following delivery of their respective submissions, the Purchaser and/or the Purchaser’s accountants and the Seller and/or the Seller’s accountants shall have the opportunity to comment once only on the other party’s submissions by written comment delivered to the Independent Firm not later than 10 Business Days after the written statement was first submitted to the Independent Firm and copied to the other party;

(d)

any response to a subsequent request by the Independent Firm for information from either the Purchaser and/or the Purchaser’s accountants or the Seller and/or the Seller’s accountants shall be copied to the other parties at the same time as it is delivered to the Independent Firm and, unless otherwise directed by the Independent Firm, the party receiving a copy of the information may, within 10 Business Days (or such shorter period as the Independent Firm shall determine) after receipt of such information, comment once only on that information, and shall deliver a copy of such comment to the party who provided the information at the same time as it is delivered to the Independent Firm. Thereafter, neither the Seller nor the Purchaser nor their respective accountants shall be entitled to make further statements or submissions except insofar as the Independent Firm so requests (in which case it shall, on each occasion, give the other parties (unless otherwise directed) 10 Business Days (or such shorter period as the Independent Firm shall determine) to respond to any statements or submission so made);

(e)	the Independent Firm shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Statement;

(f)	in giving such determination, the Independent Firm shall state what adjustments (if any) are necessary to the draft Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(g)	the Independent Firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error or fraud);

(h)	the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts which they may otherwise have to challenge the Independent Firm’s determination, including any determination pursuant to clause 7.5(g);

(i)	each party shall use its respective reasonable endeavours to assist the Independent Firm in making its determination and shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the Independent Firm shall be borne as to 50 per cent by the Seller and as to 50 per cent by the Purchaser;

(j)	the parties and the Independent Firm shall, except as specifically provided in Schedule 11, have regard only to such events, matters and/or facts as shall have occurred by the date of this Agreement, the Completion Date or, in respect of the Post-Completion Run Rate Revenues, the Post-Completion Adjustment Date; and

(k)	notwithstanding clause 7.5(d), the Independent Firm shall finally determine what adjustments (if any) are necessary to the draft Statement pursuant to this clause 7 and shall inform both the Seller and the Purchaser of such adjustments within 35 Business Days (or such longer period as the Seller and the Purchaser may agree) of the appointment of the Independent Firm.

7.6	When the Seller and the Purchaser reach (or pursuant to clause 7.4 are deemed to reach) agreement on the Statement or when the Statement is finally determined at any stage in accordance with the procedures set out in Schedule 11 (in relation to the Run Rate Revenues Statements) and in this clause 7:

(a)	the Statement as so agreed or determined shall be the final Statement for the purposes of this Agreement and, subject to clause 7.5(g), shall be final and binding on the parties; and

(b)	the Initial Run Rate Revenues set out in the final Initial Run Rate Revenues Statement, the Net Asset Amount set out in the final Net Asset Statement, the Completion Run Rate Revenues set out in the final Completion Run Rate Revenues Statement and the Post-Completion Run Rate Revenues set out in the final Post-Completion Run Rate Revenues Statement shall be respectively the Initial Run Rate Revenues, the Net Asset Amount, the Completion Run Rate Revenues and the Post-Completion Run Rate Revenues agreed or determined pursuant to this Agreement.

7.7	During the period from the date on which the draft Statement is provided to the Seller or the Purchaser to the date on which the Statement becomes final and binding on the parties as provided by clause 7.6, the Purchaser and the Seller shall, and will procure that their respective subsidiaries shall, promptly provide to the other party, its accountants and advisers and the Independent Firm all information reasonably requested (in their respective possession or control) relating to the operations of the Group, as the case may be, including access at reasonable times, and upon reasonable prior notice, to the Group’s employees, books and records, and all co-operation and assistance, as may in any such case be reasonably required to:

(a)	enable the production of the draft Statement;

(b)	enable the other party to determine whether the draft Statement is acceptable in all respects; and

(c)	enable the Independent Firm to determine the Statement.

8.	GUARANTEES, INDEMNITIES ETC

8.1	The Purchaser hereby undertakes to use its reasonable endeavours to procure that, on or as soon as practicable after Completion, the Seller and each Seller Group Company (to the extent relevant) shall be released from all guarantees and indemnities specifically referred to in Schedule 8, and pending such release the Purchaser shall indemnify and keep indemnified each of the Seller and the Seller Group Companies against any liability whatsoever, including all costs, damages and expenses, suffered or incurred by them or any of them in connection therewith.

8.2	The Seller hereby undertakes to use its reasonable endeavours to procure that, on or as soon as practicable after Completion, each Group member (to the extent relevant) shall be released from all guarantees, indemnities and comfort letters given or undertaken by them or any of them in respect of any and all actual or contingent liabilities whatsoever of any Seller Group Company and pending such release the Seller shall indemnify and keep indemnified the Purchaser against any liability whatsoever, including all costs, damages and expenses, suffered or incurred by the Purchaser or any Group member in connection therewith.

8.3	The Purchaser and the Seller agree that:

(a)	in respect of those facilities and guarantees specifically referred to at Part 1 of Schedule 16 the relevant Seller Group Company will continue from the date of this Agreement to act as guarantor on the current terms except that they shall be full and unconditional guarantees that shall remain in place until the facilities to which they relate have been repaid in full save that it is agreed that the terms of the existing facilities will not be extended;

(b)	in respect of the facilities and guarantees specifically referred to at Part 2 of Schedule 16 the Seller’s Guarantor will provide a guarantee from Completion for a maximum of 1 year and the relevant Seller Group Company will receive 70% of the net margin (the margin after deduction of fees to third parties), and otherwise on standard bank guarantee terms and such guarantees will be full and unconditional guarantees on existing terms but shall have no exclusion for political risk; and

(c)	in respect of each of those facilities specifically referred to at Part 3 of Schedule 16 the Seller’s Guarantor will continue to provide excess of legal lending limit guarantees on the existing terms (except that they shall be full and unconditional guarantees) for a maximum period of 6 months from Completion.

8.4	For the duration of the guarantees referred to in 8.3 above, the Purchaser undertakes to procure that Barings (Guernsey) Limited shall maintain the current level of credit risk controls. The relevant Seller Group Company shall be entitled to cancel any of the loan facilities set out in Schedule 16 with the Purchaser’s consent.

9.	EMPLOYEES

9.1	The parties consider the transaction contemplated by this Agreement to constitute the transfer of an undertaking (or part of an undertaking or undertakings) for the purposes of the Transfer Regulations and agree that the contracts of employment of the UK Employees will have effect from Completion as if originally made between the Purchaser and the UK Employees (except in respect of occupational pension arrangements for old age, invalidity or survivors) unless any such UK Employee objects to being transferred in accordance with regulation 5(4A) of the Transfer Regulations.

9.2	Save where the provisions of clause 9.4 apply, if the contract of employment of any UK Employee is found not to or is alleged to the Purchaser by the relevant UK Employee not to have had effect from Completion as if originally made with a member of the Purchaser’s Group, by reason of the non-application of the Transfer Regulations, then:

(a)	the Purchaser shall at its sole discretion be entitled to make to the relevant UK Employee within 14 days of such finding or assertion an offer in writing to employ him under a new contract of employment which shall be open for acceptance for 14 days and the Seller shall co-operate with a view to securing acceptance of such offer;

(b)	the offer to be made will be such that the terms and conditions of the new contract (other than the identity of the employer and in respect of any benefits under an occupational pension scheme for old age, invalidity or survivors) will be of substantial equivalence to the corresponding provisions of the UK Employee’s contract of employment immediately before Completion; and

(c)	in the event that the offer is not made, then the Seller shall forthwith, or at some later date, at the election of the Purchaser, terminate the employment of the UK Employee concerned and the Purchaser shall indemnify and keep indemnified the Seller or any Seller Group Company against all losses, liabilities, costs, expenses, actions proceedings, claims and demands arising from or in connection with the employment of the UK Employee by the Seller or any Seller Group Company in the period between Completion and termination of his or her employment and/or the termination of his or her employment;

(d)	in the event that such an offer is made and not accepted by the UK Employee, then the Seller shall procure forthwith the termination of the employment of the UK Employee concerned and shall indemnify and keep indemnified the Purchaser against all losses, liabilities, costs, expenses, actions proceedings, claims and demands incurred by or made against any Purchaser Group Company or any Group member arising from or in connection with the employment of the UK Employee by the Seller or any Seller Group Company or the UK Employer and/or the termination of his or her employment.

9.3	The Seller shall indemnify the Purchaser and keep it fully indemnified at all times against all losses, liabilities, costs, expenses, actions, proceedings, claims and demands incurred by or made against any Purchaser Group Company or any Group member arising as a result of anything done or omitted to be done by the Seller or any member of the Group or the UK Employer in relation to any of the UK Employees and former employees of the Seller’s Group and Undisclosed Employees (as defined at clause 9.5 below) and, including to avoid doubt the Guernsey Employees before Completion and against each loss, liability, cost, expense, action, proceeding, claims and demand incurred by the Purchaser in contesting any claim in respect thereof or as a result of any failure to comply with clause 5.5(e).

9.4	The Purchaser shall indemnify and keep indemnified the Seller in respect of all losses, liabilities, costs, expenses, actions, proceedings, claims and demands arising out of or in connection with any claim by a UK Employee who would have transferred to the Purchaser but for the termination of his employment before Completion by reason of his resignation in connection with any measure which the Purchaser has expressed in writing to the Seller, and which the Seller has accurately conveyed to the elected representatives of the UK Employees, that it intends to take in respect of that UK Employee or any group of UK Employees which includes that UK Employee up to a maximum of £1,000,000 in aggregate.

9.5

In the event that any person not designated as a UK Employee (the “Undisclosed Employee”) asserts or establishes that he is employed by a Group member or that his employment has transferred to the Purchaser or any Purchaser Group Company pursuant to the Transfer Regulations upon Completion the Purchaser shall within 7 days of being so informed either by the Undisclosed Employee or by the Seller (whichever is the earlier) inform the Seller whether or not it wishes to employ the Undisclosed Employee. If it does not wish to employ the Undisclosed Employee the Seller shall within 7 days of being so advised be entitled at its sole discretion to offer employment to the Undisclosed Employee. In the event that (a) such an offer is not made within that 7 day period or (b) such an offer is made and not accepted by the Undisclosed Employee then the Purchaser shall be entitled to terminate the Undisclosed Employee’s employment and the Purchaser shall be indemnified by the Seller in respect of all losses, liabilities, costs, expenses, actions, proceedings, claims and demands incurred by or made against any Purchaser Group Company or any Group member which it may sustain arising under or in connection with the Undisclosed Employee’s contract of employment after Completion and/or the termination of his or her employment provided that the Seller shall have no liability for any unlawful discrimination on the part of the Purchaser in relation to any Undisclosed Employee.

9.6	Subject to clause 9.2 above and clauses 2.1(e) and 2.1(f) of Schedule 6, the Purchaser shall indemnify the Seller and keep it fully indemnified at all times against all losses, liabilities, costs, expenses, actions, proceedings, claims and demands arising as a result of anything done or omitted to be done by or any liabilities of the Purchaser or a Purchaser Group Company in relation to any of the Undisclosed Employees retained by the Purchaser pursuant to clause 9.5 and any of the UK Employees on or after Completion and against each loss, liability, cost, expense, action, proceeding, claim and demand incurred by the Seller in contesting any claim in respect thereof (with the exception of any such liabilities in relation to benefits for old age, invalidity or survivors under any occupational pension scheme).

9.7 (a)	Subject to clause 9.7(b), the Seller shall indemnify and keep indemnified the Purchaser against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands incurred by or made against any Purchaser Group Company or any Group member arising out of or in connection with any failure by the Seller and/or the UK Employer to comply with its obligations under Regulation 10 and 10A of the Transfer Regulations.

(b)	The Purchaser shall indemnify and keep indemnified the Seller against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with any failure by the Purchaser or any Purchaser Group Company to provide sufficient information to the Seller and at such time as to enable it to comply with its obligations under Regulations 10(2) and 10(5) of the Transfer Regulations.

9.8	The Seller shall, on Completion, deliver to the Purchaser all employment records and associated documents relating to the Employees which the Seller has in its possession or control and which the Purchaser may reasonably and lawfully require.

9.9	The Purchaser and Seller shall each give the other such assistance as may reasonably and lawfully be required whether to comply with the Transfer Regulations, or in contesting any claim by anyone engaged in connection with the Business at or prior to Completion or otherwise and the Seller shall assist the Purchaser with any reasonable queries in connection with the Employees for a period of 12 months following Completion.

9.10	Each party shall, if so requested by the other party acting reasonably, provide information in good faith for the purposes of dealing with any representations made either individually or collectively by the UK Employees or their elected representatives between the date of this Agreement and Completion.

9.11	For the avoidance of doubt, the Purchaser accepts that it shall be solely responsible for any amounts becoming payable to the UK Employees under the Employment Rights Act 1996 as a result of their being dismissed by the Purchaser, at any time after Completion, notwithstanding that such amount is calculated under that Act by reference to periods of employment with the Seller or any Seller Group Company as well as the period of employment with the Purchaser.

9.12 (a)	The Purchaser (or any Purchaser Group Company) shall, on termination of or during the term of the UK Transitional Services Agreement have the right to offer employment to the GOS IMG Employees subject to the terms of the UK Transitional Services Agreement.

(b)	Subject to and in accordance with the provisions of subclauses (c) to (f) below the Purchaser shall reimburse the Seller against such costs that the Seller may incur in reimbursing [*confidential treatment requested/material filed separately*] in respect of the redundancy costs incurred (whether by [*confidential treatment requested/material filed separately*] or any holding or subsidiary company or subsidiary company of that holding or subsidiary company) (together “[*confidential treatment requested/material filed separately*]”) in relation to the GOS IMG Employees to a maximum aggregate amount of £[*confidential treatment requested/material filed separately*].

(c)	The Seller shall notify the Purchaser forthwith upon becoming aware that [*confidential treatment requested/material filed separately*] proposes to make one or more of the GOS IMG Employees redundant (as defined under section 139 of the Employment Rights Act 1996) and in any event in good time prior to such a proposal being communicated to the relevant GOS IMG Employees (the “Notification”). The Purchaser shall have a period of 14 days following the Notification to elect to make an offer of employment to the relevant GOS IMG Employees before [*confidential treatment requested/material filed separately*] notifies those employees of the proposal.

(d)	Within 14 days of the date 4 months after the date of termination of both the Transitional Services Agreements: (i) the Purchaser shall inform the Seller of the total number of GOS IMG Employees who have resigned from their employment with [*confidential treatment requested/material filed separately*] and accepted employment with the Purchaser together with the fixed salary cost to [*confidential treatment requested/material filed separately*] of those GOS IMG Employees; and (ii) the Seller shall inform the Purchaser of the total number of GOS IMG Employees who have been given notice of termination of employment by reason of redundancy by [*confidential treatment requested/material filed separately*] together with the total redundancy costs incurred or to be incurred in relation to those GOS IMG Employees.

(e)	Within 14 days of the effective date of termination of the last termination of employment referred to in subclause (d)(ii) above taking effect, the Seller shall notify the Purchaser in writing of the actual redundancy costs incurred by [*confidential treatment requested/material filed separately*] and shall provide such evidence of the costs as the Purchaser shall reasonably request.

(f)	Within 7 days of receiving such evidence as has been reasonably requested in accordance with sub-clause (e) above the Purchaser shall pay to the Seller the lower of: (i) the actual redundancy costs incurred by [*confidential treatment requested/material filed separately*]; and (ii) £[*confidential treatment requested/material filed separately*] - ((fixed salary cost as notified in accordance with sub-clause (d)(i) divided by £1,437,656) x £[*confidential treatment requested/material filed separately*]). No further contributions to the redundancy costs shall be made by the Purchaser.

(g)	For the purposes of this clause 9.12 only, reference to redundancy costs shall mean basic salary in lieu of notice, statutory redundancy payments or any enhanced redundancy payments made by [*confidential treatment requested/material filed separately*] in accordance with reasonable business practice (which shall be the subject of prior consultation with the Purchaser) and shall be made on a basis consistent with the methodology applied in the GOS Employees Memorandum in the agreed terms.

9.13	Subject to clauses 2.1(e) and 2.1(f) of Schedule 6, all amounts payable under or in connection with the contract of employment of each of the Employees in respect of any period prior to Completion shall be for the account of the Seller and thereafter for the account of the Purchaser and any necessary apportionments shall be made as at Completion provided that for the avoidance of doubt the payment of the amounts due as cash payments to the Employees and the Undisclosed Employees under the LTIP and the Baring Assets Management Holdings Limited Group long term incentive plans for US and Canadian employees for the financial years 2004 and the part of the financial year 2005 prior to Completion shall be determined by the Seller prior to Completion and paid in the ordinary course and to the extent that the payments fall to be made after Completion the Purchaser agrees to indemnify and keep indemnified the Seller and each Seller Group Company against losses, liabilities and reasonable costs and expenses arising as a result of its failure to make such payment.

10.	PENSIONS

The provisions of Schedule 7 shall have effect in relation to the retirement and pension benefits enjoyed by the Employees employed in the Business and the individuals named in Part B of Schedule 7.

11.	PROPERTIES

11.1	The Seller shall pay to the Purchaser on demand the amount (plus VAT thereon) by which the Property Costs exceed £3million.

11.2	The Purchaser shall pay to the Seller (or any Seller Group Company) on demand an amount equal to each loss, liability and cost incurred by the Seller or any Seller Group Company which arises out of or in relation to the default of the Tenant under:

(a)	the Tenancy Agreement; and

(b)	in the event the Proposed Sub-Underlease is entered into, the Proposed Sub-Underlease.

11.3	At the expiry or sooner determination of the Term the Purchaser shall transfer to the Seller or a Seller Group Company the IT assets fit out and other items in the nature of tenant’s fixtures in 5th Floor Bishopsgate transferred to the Company under clause 5.5(a) for the aggregate consideration of £501,530.

11.4	The Seller shall indemnify the Purchaser from and against all loss (including consequential loss), liability or costs (including irrevocable VAT) incurred by the Purchaser or any Group member which relate to:

(a)	the [*confidential treatment requested/material filed separately*] Mortgage; and

(b)	the Arnold House Property.

12.	WARRANTIES

12.1	The Seller hereby warrants to the Purchaser for itself and as trustee for each Purchaser Group Company that each Warranty and Tax Warranty is true, accurate and not misleading at the date of this Agreement. Immediately before Completion, the Seller is deemed to warrant to the Purchaser for itself and as trustee for each Purchaser Group Company that each Warranty and Tax Warranty that is marked with an asterisk in Schedule 5 or Schedule 6 (as the case maybe) is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Warranty or Tax Warranty that is marked with an asterisk to the “date of this Agreement”, that reference is to be construed as a reference to Completion.

12.2	The Warranties and Tax Warranties are qualified in accordance with clause 13.11 by the facts and circumstances fairly disclosed in the Disclosure Letter.

12.3	Where any statement set out in Schedule 5 or Schedule 6 is expressed to be given or made to the best of the Seller’s knowledge or is qualified by reference to the Seller’s awareness or is qualified in some other manner having substantially the same effect, the Seller shall be deemed only to have knowledge of matters within the actual knowledge of each person listed in Schedule 3 or such knowledge as such persons would have had if they had made all reasonable enquiries.

12.4	The Purchaser warrants to the Seller that, save as disclosed to the Seller, there are no arrangements or agreements between the Purchaser or any of its affiliates or any director of any Group member or any Employee to pay any fees, bonuses or other payments which arise as a result of the transaction contemplated by this Agreement.

12.5	The Seller undertakes not to make any claim against a Group member or a director, officer or employee of a Group member which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Group member or a director, officer or employee of a Group member for the purpose of assisting the Seller to give a Warranty or Tax Warranty or prepare the Disclosure Letter save in the case of fraud or wilful misconduct of such director, officer or employee.

12.6	Each Warranty and Tax Warranty is to be construed independently and is not limited by a provision of this Agreement or another Warranty or Tax Warranty.

12.7	Between the execution of this Agreement and Completion, the Seller shall notify the Purchaser as soon as reasonably practicable if it becomes aware of a fact or circumstance which constitutes or is reasonably likely to constitute a breach of clause 12.1 or which is reasonably likely to cause a Warranty or Tax Warranty which is marked with an asterisk to be untrue, inaccurate or misleading if given in respect of the facts or circumstances as at Completion.

13.	LIMITATION ON CLAIMS

13.1	The Seller shall not have any liability in respect of any Claim unless the Purchaser has given the Seller written notice on or before the second anniversary of the Completion Date or, in respect of a Tax Claim, the seventh anniversary of the Completion Date giving reasonable details of the Claim or Tax Claim as the Purchaser then has including, if practicable, the Purchaser’s then best estimate of the amount of the liability of the Seller in respect thereof, and has issued and served proceedings in respect thereof within six months of the date of such written notice.

13.2

Save in respect of any Customer-related Claim, the Seller shall have no liability in respect of any Claim or claim under the Tax Warranties unless the amount of such individual Claim or claim under the Tax Warranties exceeds £250,000 and for this purpose individual Claims or claims under the Tax Warranties respectively arising out of the same event or a series of connected events shall be treated as one individual Claim or claim under the Tax Warranties. No claim shall be made in respect of any Claim or claim under the Tax Warranties unless the aggregate amount of all Claims or claim under the Tax Warranties in excess of £250,000 exceeds £2,500,000 (the “Threshold”) PROVIDED that if such aggregate amount does exceed the Threshold, the Seller shall be liable in respect of the total aggregate amounts and not the excess only save that the Seller’s liability shall be further limited only to Claims or claims under the Tax Warranties over and above the Threshold which individually exceed £250,000.

13.3	The Seller shall have no liability in respect of any Customer-related Claim unless the amount of such individual Claim exceeds £25,000 and for this purpose individual Customer-related Claims arising out of the same event or a series of connected events shall be treated as one individual Claim. No claim shall be made in respect of any Customer-related Claim unless the aggregate amount of all Customer-related Claims in excess of £25,000 exceeds £1,000,000 (the “Threshold”) PROVIDED that if such aggregate amount does exceed the Threshold, the Seller shall be liable in respect of the total aggregate amounts and not the excess only save that the Seller’s liability shall be further limited only to Customer-related Claims over and above the Threshold which individually exceed £25,000.

13.4	The total amount of the liability of the Seller in respect of all claims under this Agreement shall (in aggregate) be limited to and in no event exceed the total consideration for the Shares as adjusted pursuant to clause 3.

13.5	The Seller shall not be liable in respect of any Claim or Tax Claim if and to the extent that the loss occasioned thereby has been recovered by the Purchaser under any other Claim or Tax Claim.

13.6 (a)	Save in respect of any Customer-related Claim, or any Claim which has or is reasonably likely to have a material adverse effect on the reputation of the Purchaser or the Group or any Claim or Customer-related Claim where the Seller has no liability, or any steps, correspondence and/or proceedings against or involving the Seller or a Seller Group Company, and subject to the Seller fully indemnifying and keeping indemnified the Purchaser on demand against all losses, liabilities and reasonable costs which may be incurred by the Purchaser or any Group member, the Seller shall be entitled, by a notice in writing addressed to the Purchaser, to require the Purchaser to procure that any Group member takes all such steps and proceedings as the Seller may reasonably consider necessary in order to obtain any payment or relief from any person (other than the Purchaser or any Group member) in respect of or in connection with any matter giving rise to any Claim;

(b)	Save in respect of any Customer-related Claim or any Claim which has or is reasonably likely to have a material adverse effect on the reputation of the Purchaser or the Group where the terms of clause 13.6(c) shall apply, or any Claim or Customer-related Claim where the Seller has no liability, or any steps, correspondence and/or proceedings against or involving the Seller or a Seller Group Company, and subject to the Seller fully indemnifying and keeping indemnified the Purchaser on demand against all losses, liabilities, and costs which may be incurred by the Purchaser or any Group member and to clause 13.6(d), the Purchaser will, at the request of the Seller allow the Seller at its expense to have the conduct of all correspondence and/or proceedings of any nature (including any claims against any relevant insurers) arising in connection with any matter giving rise to any Claim and for or the purpose of enabling the Seller to exercise its rights under this clause 13.6, the Purchaser shall:

(i)	give written notice to the Seller as soon as reasonably practicable following any breach or circumstance which gives rise to or is reasonably likely to give rise to a Claim coming to the notice of the Purchaser;

(ii)	make or procure to be made available to the Seller or the duly authorised representatives of the Seller and (if so requested by the Seller and at the Seller’s expense) provide copies of, all relevant books of account, records and correspondence of any Group member as the Seller may reasonably request and permit the Seller or its representatives and advisers to ascertain or extract any relevant information therefrom; and

(iii)	not admit any liability or agree any claim which may give rise or has given rise to a Claim without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

(c)	In relation to any Customer-related Claim or any other claim referred to in clause 13.6(b) where the terms of this clause 13.6(c) are said to apply, the Purchaser shall have the conduct of correspondence and proceedings in relation to such claim, however the Purchaser shall keep the Seller fully informed of the progress of any such claim and the Purchaser shall promptly provide any information reasonably requested by the Seller in relation to such claim or the conduct thereof and the Purchaser shall not admit any liability or agree any such claim without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

(d)	The Seller shall:

(i)	keep the Purchaser fully informed of the progress of any claim of which the Seller has conduct and promptly provide any information reasonably requested by the Purchaser in relation to such claim or the conduct thereof; and

(ii)	obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers.

13.7	The Seller shall not be liable in respect of a Claim to the extent of:

(a)	any amount which is specifically included as a liability, or is otherwise specifically provided for, in respect of the subject matter of such Claim; or

(b)	any amount by which the valuation of any asset has been specifically reduced to take account of the subject matter of such Claim,

in the Net Asset Statement, or to the extent that the subject matter of such Claim has been specifically taken into account in the Completion Run Rate Revenues Statement or Post-Completion Run Rate Revenues Statement.

13.8	The Seller shall not have any liability in respect of any Claim to the extent that the matter giving rise to such Claim would not have arisen but for a voluntary act or omission of the Purchaser after Completion other than any voluntary act or omission carried out or effected:

(a)	under a legally binding obligation created on or before Completion;

(b)	in order to comply with any law or in order to comply with generally accepted accounting principles;

(c)	in the ordinary course of business;

(d)	at the request or with the consent of the Seller; or

(e)	as required by this Agreement or a transaction contemplated by this Agreement,

and the Purchaser knows that such act or omission could reasonably be or have been expected to give rise to such Claim and a reasonable alternative course of action was available to the Purchaser or the relevant Group member which could reasonably have been expected not to have given rise to such Claim.

13.9	The Purchaser shall not be entitled to rescind or repudiate this Agreement for any reason after Completion.

13.10	The Seller shall not be liable in respect of any Claim to the extent resulting from a change of accounting policy or practice or the length of any accounting period of the Purchaser or any Group member introduced after Completion unless introduced to comply with any requirement of law or accounting principle, standard or practice as at Completion.

13.11	The Purchaser shall not be entitled to claim that any fact, matter or circumstance constitutes or gives rise to a Claim or a claim for breach of the Tax Warranties if or to the extent that such fact, matter or circumstance has been fairly disclosed:

(a)	in this Agreement; or

(b)	by the Disclosure Letter.

13.12	If the Seller pays to the Purchaser or any Group member an amount in respect of any Claim and the Purchaser or any Group member (as the case may be) subsequently recovers from a third party (including any insurer or any Taxation authority) a sum which is directly referable to that Claim, the Purchaser shall forthwith repay to the Seller so much of the amount paid by the Seller as does not exceed the sum recovered from the third party, less all costs and expenses incurred in recovering the sum and any taxation payable in respect of the sum.

13.13	If the Seller pays any sum in respect of any Claim or Tax Claim or indemnity the amount of the consideration paid by the Purchaser to the Seller hereunder for the Shares shall be deemed to be reduced by the amount of any such payment.

13.14	The Seller shall not be liable in respect of any Claim which is capable of remedy except to the extent that the relevant breach remains unremedied after the expiry of 30 days following receipt by the Seller of a written notice from the Purchaser giving particulars of the relevant breach and requiring it to be remedied.

13.15	Nothing contained in this clause 13 shall limit the Purchaser’s obligations at common law to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Claim (including any Customer-related Claim).

13.16	Save under paragraph 8 of Schedule 6 Claims and Tax Claims shall be actionable only by the Purchaser and no other party shall be entitled to make any Claim and Tax Claims or to take any action whatsoever against the Seller under or arising out of or in connection therewith.

13.17	If the Purchaser makes any Claim or gives notice of any Claim to the Seller the Purchaser shall, and shall procure that any Group member shall, on a confidential basis solely for the purpose of enabling the Seller to assess the Claim or potential Claim and at the Seller’s expense:

(a)	make available to the Seller and its duly authorised representatives or advisers such reasonable access to the personnel of any relevant Group member and to any relevant records and information as the Seller may reasonably request in connection with such Claim or potential Claim; and

(b)	subject to the Seller fully indemnifying and keeping indemnified the Purchaser against all losses, liabilities and reasonable costs which may be incurred by the Purchaser or any Group member, use reasonable endeavours (but without having to give any release or indemnity) to procure that the auditors (past and present) of any relevant Group member make available their audit working papers in respect of audits of the relevant Group member’s accounts for any relevant accounting period in connection with such Claim or potential Claim.

13.18	This clause 13 shall not apply to any Claim or Tax Claim related to title to the Shares or a Claim or Tax Claim arising as a result of fraud, wilful misconduct or wilful concealment on the part of a Seller Group Company or a Group member.

14.	SELLER’S AND PURCHASER’S GUARANTEES

14.1	In consideration of the Purchaser entering into this Agreement with the Seller, the Seller’s Guarantor irrevocably and unconditionally:

(a)	guarantees to the Purchaser the full, prompt and complete performance by the Seller of all its obligations under this Agreement and the due and punctual payment on demand of all sums now or subsequently due and payable by the Seller to the Purchaser under or pursuant to this Agreement; and

(b)	agrees as primary obligor to indemnify the Purchaser on demand from and against any loss incurred by the Purchaser as a result of any of the obligations of the Seller under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against the Seller for any reason whatsoever, whether or not known to the Purchaser the amount of such loss being the amount which the Purchaser would otherwise have been entitled to recover from the Seller.

14.2	The guarantee contained in this clause is a continuing guarantee and shall remain in force until all the obligations of the Seller under this Agreement have been fully performed and all sums payable by the Seller have been fully paid. It is independent of every other security which the Purchaser may at any time hold for the obligations of the Seller under this Agreement.

14.3	The obligations of the Seller’s Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Seller’s Guarantor from its obligations or affect such obligations, including without limitation and whether or not known by the Seller’s Guarantor:

(a)	any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Seller or any other person;

(b)	any compromise or release, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, the Seller or any other person;

(c)	any legal limitation, disability, incapacity or other circumstance relating to the Seller or any other person; or

(d)	any irregularity, unenforceability or invalidity of any obligations of the Seller under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Seller.

14.4	This guarantee may be enforced by the Purchaser without the Purchaser first taking any steps or proceedings against the Seller.

14.5	All payments to be made by the Seller’s Guarantor shall be made in full without set-off or counterclaim and free and clear of and without any deduction whatsoever except to the extent required by law.

14.6	In consideration of the Seller entering into this Agreement with the Purchaser, the Purchaser’s Guarantor irrevocably and unconditionally:

(a)	guarantees to the Seller the full, prompt and complete performance by the Purchaser of all its obligations under this Agreement and the due and punctual payment on demand of all sums now or subsequently due and payable by the Purchaser to the Seller under or pursuant to this Agreement; and

(b)	agrees as primary obligor to indemnify the Seller on demand from and against any loss incurred by the Seller as a result of any of the obligations of the Purchaser under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against the Purchaser for any reason whatsoever, whether or not known to the Seller the amount of such loss being the amount which the Seller would otherwise have been entitled to recover from the Purchaser.

14.7	The guarantee contained in this clause is a continuing guarantee and shall remain in force until all the obligations of the Purchaser under this Agreement have been fully performed and all sums payable by the Purchaser have been fully paid. It is independent of every other security which the Seller may at any time hold for the obligations of the Purchaser under this Agreement.

14.8	The obligations of the Purchaser’s Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Purchaser’s Guarantor from its obligations or affect such obligations, including without limitation and whether or not known by the Purchaser’s Guarantor:

(a)	any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Purchaser or any other person;

(b)	any compromise or release, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, the Seller or any other person;

(c)	any legal limitation, disability, incapacity or other circumstance relating to the Purchaser or any other person; or

(d)	any irregularity, unenforceability or invalidity of any obligations of the Purchaser under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Purchaser.

14.9	This guarantee may be enforced by the Seller without the Seller first taking any steps or proceedings against the Purchaser.

14.10	All payments to be made by the Purchaser’s Guarantor shall be made in full without set-off or counterclaim and free and clear of and without any deduction whatsoever except to the extent required by law.

15.	ANNOUNCEMENTS AND CONFIDENTIALITY

15.1	Subject to clauses 5.1(m) and 5.1(n) no announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before or on Completion by or on behalf of any of the parties without the prior written approval of the other parties, or by the Seller’s Representative on behalf of the Seller PROVIDED that nothing shall restrict the making by any party (even in the absence of agreement by the other parties) of any statement or disclosure which is required by law or called for by the requirements of any recognised investment exchange as defined in the Financial Services and Markets Act 2000 or by a government or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law or which is otherwise contemplated by this Agreement (or any agreement contemplated herein).

15.2	The Seller shall (and shall procure that each Seller Group Company shall) keep confidential and not disclose or use for its own or any other person’s benefit or to the detriment of any Group member any information of a confidential nature relating to the Business or prospective business or internal affairs of the Group.

15.3	The Purchaser shall (and shall procure that each other member of the Group shall) keep confidential and not disclose or use for its own or any other person’s benefit or to the detriment of any Seller Group Company any information of a confidential nature relating to the business or prospective business or internal affairs of any Seller Group Company.

15.4	Clauses 15.2 and 15.3 shall not apply to:

(a)	information which becomes generally known (other than through a breach by the Seller of clause 15.2 or, as the case may be, the Purchaser of clause 15.3);

(b)	any information which may be required by law or by any competent judicial or regulatory authority or by any recognised investment exchange or by a governmental authority or other authority with relevant powers to which the Seller or the Purchaser is subject or submits, whether or not the requirement has the force of law, to be disclosed (provided that, so far as practicable, the Seller and the Purchaser shall consult with each other prior to making such disclosure);

(c)	such information as any Seller Group Company or any member of the Group may disclose to its officers, employees, agents or advisers as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and agreeing to keep such information confidential for as long as the Seller or, as the case may be, the Purchaser is obliged to do so in accordance with this clause).

15.5	The Purchaser shall procure that pending Completion any information or documentation to the extent it relates to the Group or the IMG group, including any copies of any books and records of any Group member received by the Purchaser pursuant to clause 5.1(c), shall be kept strictly confidential and that if this Agreement is terminated in accordance with clause 4.5, the Purchaser undertakes to return to the Seller all such information and documentation promptly on request or, if so requested by the Seller, promptly destroy all such information or documentation.

16.	INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

16.1	The Purchaser hereby undertakes that it shall not at any time, and shall procure that any member of the Group shall not after the six month period following the Completion Date, use any of the ING Trade Marks, the Baring Marks, the Lion Device or the sign “ING” or any similar word or sign, either alone or in conjunction with any other trade mark or sign, for any goods or services anywhere in the world. The permitted use of the ING Trade Marks and the Baring Marks by the Group following Completion is conditional on such use being in a manner consistent with the use made of the ING Trade Marks or Baring Marks (as the case may be) by the Group as at the Completion Date and all reasonable efforts being taken by the Purchaser to procure that the Group ceases all use of the ING Trade Marks and the Baring Marks as soon as possible within the six month period.

16.2	Subject to clause 16.1, the Purchaser further undertakes that it shall not, and shall procure that as soon as practicable after Completion that any member of the Group shall not, hold itself out to the public in such a way that a person might believe that there is an association or connection between the Purchaser and any member of the Seller’s Group.

16.3	The Seller hereby assigns to the Company all its right, title and interest in and to the Intellectual Property in the Purchaser Proprietary Systems.

16.4	Subject to clause 16.5, the Seller shall use all reasonable endeavours to procure that the FSG IT Contracts will, prior to Completion, be validly assigned or transferred to the Company such that any Group member which was receiving the benefit of any such FSG IT Contract immediately prior to Completion has the right to continue to receive the benefit of such FSG IT Contract following Completion. Subject to clause 16.6, the Seller shall use all reasonable endeavours to procure such assignments or transfers at its own cost.

16.5	If the consent of a third party to an FSG IT Contract is required for its assignment or transfer, the Seller shall use reasonable endeavours to procure such consent prior to Completion. From signature of this Agreement the Purchaser shall, if requested, provide reasonable assistance to the Seller in obtaining such consent. The Seller shall keep the Purchaser regularly informed of the progress of obtaining these consents and shall in any event notify the Purchaser as to which consents have been granted and which have not no later than one month following the date of signature of this Agreement. Following such notification the Seller shall update the Purchaser at least weekly in respect of contracts where consent has not yet been obtained. In any case where the third party does not agree to the assignment or transfer of any FSG IT Contract on commercially reasonable terms by Completion, the Purchaser acknowledges that it will be its responsibility to obtain a replacement for the relevant contract.

16.6	The Purchaser shall procure that the Company shall accept and execute the assignment or novation of any FSG IT Contract to it proposed by the Seller provided that the relevant supplier has agreed to such assignment or novation within two months from signature of this Agreement on no worse terms than the current terms. If it becomes likely before this date that it will not be possible to novate or assign a particular FSG IT Contract, the Seller may agree to waive this obligation on the Purchaser in respect of that contract upon written notification to the Purchaser. The Purchaser agrees that it will execute a parent company guarantee in its standard terms guaranteeing the obligations and liabilities of the Company under any such contract if requested by the relevant supplier to do so. Such requirement shall not mean that the assignment or novation is on worse terms than the current contract.

16.7

The Seller shall use reasonable endeavours to procure at its own cost that, prior to Completion, it obtains all consents, permissions or licences required from any third party to enable Baring Investment Services Limited (“BISL”) to continue to provide the services to the Group which it provided to the Group immediately prior to the date of this Agreement, including without limitation the services required to be provided by BISL under the UK Transitional Services Agreement (together, the “Services”). The Seller shall keep the Purchaser regularly informed of the progress of obtaining these consents (the “Service Consents”) and shall in any event notify the Purchaser as to which Service Consents have been granted and which have not no later than one month following the date of signature of this Agreement. Without limiting the generality of the foregoing, the Seller shall use reasonable endeavours to procure that no such third party will exercise a right to terminate a contract as a result of Completion where such contract is required in order for BISL to provide any of the Services.

16.8	If the Seller is unable to procure the Service Consents referred to in clause 16.5 and 16.7 on commercially reasonable terms, the parties shall discuss in good faith a way to resolve the situation and shall provide reasonable co-operation and assistance to each other in finding such resolution, having regard to both parties’ interests.

16.9	Where: (i) the Seller has notified the Purchaser pursuant to clause 16.5 that the Seller has not obtained the relevant third party supplier’s consent to the Group’s use of the information technology that is the subject of any of the FSG IT Contracts; or (ii) the Seller has notified the Purchaser pursuant to clause 16.5 that the Seller has obtained the relevant third party supplier’s consent to the Group’s use of the information technology that is the subject of any of the FSG IT Contracts and the Purchaser has breached the terms of any such consent notified to it by the Seller, then FSG shall indemnify the Seller for any claims against the Seller that the use by FSG, following Completion, of the information technology that is the subject of the FSG IT Contracts infringes any third party’s rights.

16.10	Where the Seller has notified the Purchaser pursuant to clause 16.5 that the Seller has obtained the relevant third party supplier’s consent to the Group’s use of the information technology that is the subject of any of the FSG IT Contracts, the Seller shall indemnify the Purchaser against each loss, liability and cost arising from any claim by such third party supplier that the use of the information technology that is the subject of the relevant FSG IT contract by any Group member following Completion infringes the rights of such third party supplier as a result of such consent not actually having been obtained.

16.11	Where: (i) the Seller has notified the Purchaser pursuant to clause 16.7 that the Seller has not obtained a particular Service Consent; or (ii) the Seller has notified the Purchaser pursuant to clause 16.7 that the Seller has obtained the relevant Service Consent for provision of the Services to the Group and the Purchaser has breached the terms of any such Service Consent notified to it by the Seller, then FSG shall indemnify the Seller for any claims against the Seller that the provision of the relevant Services to FSG, following Completion, infringes any third party’s rights.

16.12	Where the Seller has notified the Purchaser pursuant to clause 16.7 that the Seller has obtained a particular Service Consent, the Seller shall indemnify the Purchaser against each loss, liability and cost arising from any claim by the relevant third party supplier that the provision of the relevant Services to FSG following Completion infringes the rights of such third party supplier as a result of such consent not actually having been obtained.

16.13	The Seller hereby grants and shall procure that each Seller Group Company and each member of the IMG Group grants, with effect from Completion, to the Group a non-exclusive, royalty-free, perpetual, irrevocable licence (with a right to sub-licence) of all Intellectual Property owned by any Seller Group Company or member of the IMG Group which relates (but not exclusively) to and is necessary to run the Business, for all purposes relating to the Business as carried on prior to Completion, provided that the Intellectual Property so licensed shall not include any Intellectual Property subsisting in any of the ING Signs.

16.14	The Purchaser hereby grants and shall procure that each Group member grants, with effect from Completion, to each relevant Seller Group Company a non-exclusive, royalty-free, perpetual, irrevocable licence (with a right to sub-licence) of all Intellectual Property owned by any member of the Group which relates (but not exclusively) to and is necessary to run the business of the relevant Seller Group Company other than the Business, for all purposes relating to that business as carried on prior to Completion, provided that the Intellectual Property so licensed shall not include any Intellectual Property subsisting in any of the Barings Marks.

17.	SELLER’S UNDERTAKINGS

17.1	The Seller shall procure the assignment to the Purchaser of the benefit of the confidentiality undertakings given by any other potential purchaser of Baring Asset Management Holdings Limited (save for MassMutual Life Assurance Company or any associated companies) or a subsidiary thereof (“Prospective Purchaser”) to any Seller Group Company but only to the extent that:

(a)	such assignment is not prevented by the terms of the agreements relating to such undertakings; and

(b)	such confidentiality undertakings relate to the business of the Group.

The Seller will send a letter in a form agreed with the Purchaser to such prospective purchasers requesting that all information (as defined in the agreements relating to such undertakings be returned) or requesting certification of its destruction in accordance with the terms of such agreements.

17.2	If the assignment referred to in clause 17.1 is prevented by the terms of the relevant agreements and the Purchaser becomes aware of any failure by any Prospective Purchaser to return or destroy confidential information relating to the Group which was made available to such Prospective Purchaser and in circumstances where such Prospective Purchaser is required to return or destroy such confidential information in accordance with the terms of a confidentiality undertaking given to any Seller Group Company, the Seller shall (or shall procure that the relevant Seller Group Company shall), upon request by the Purchaser, take such action as is available to it as the Purchaser reasonably requests against the Prospective Purchaser to enforce its rights (subject to being indemnified by the Purchaser for its costs reasonably incurred in so doing).

17.3	The Seller undertakes to the Purchaser, for itself and as agent and trustee for each Group member, that it will not do any of the following things, other than to the extent that a Seller Group Company is engaged in any such business as at the date hereof:

(a)	for a period of three years starting on the Completion Date directly or indirectly through a Seller Group Company, any controlled affiliate or joint venture engage in one or more of the following businesses in the following territories so as to compete in a material way with a Group member:

(i)	banking, money market or foreign exchange dealing or trust services in Guernsey;

(ii)	fund administration services, global custody and trust services in Ireland, Guernsey, Jersey, the United Kingdom or the Isle of Man for institutional clients;

and for the purposes of the above:

(iii)	“fund administration services” includes assistance in establishing funds, unitholder/shareholder dealing and registration, fund accounting, fund valuations and calculation of unit/share prices, compliance and regulatory reporting, corporate secretarial functions and listing sponsor for funds and securitisations and other fund listing services including stock exchange reporting;

(iv)	“trust services” includes corporate trusteeship, company administration services, accounting and reporting and succession planning; and

(v)	“engage in a business in” a territory means the carrying on of business from an establishment in that territory; and

(b)	for a period starting on the Completion Date and ending on the first anniversary of Completion solicit for employment or encourage to leave their employment, any person who is a Employee at Completion, provided, however, that the foregoing will not prohibit a general purpose solicitation or advertising for positions of employment at a Seller Group Company which is not targeted at Employees.

For the avoidance of doubt nothing contained in this clause 17.3 shall in any way restrict any Seller Group Company from being engaged in any business in which it is currently engaged as at the date hereof.

17.4	The Seller agrees to indemnify the Purchaser against any loss, liability and reasonable costs incurred by any Purchaser Group Company or any Group member which arises out of or in relation to:

(i)	any claim by [*confidential treatment requested/material filed separately*];

(ii)	the claim by [*confidential treatment requested/material filed separately*], to the extent that any such claim relates to the period prior to Completion;

(iii)	any claim under [*confidential treatment requested/material filed separately*];

(iv)	any claim against the Group arising from [*confidential treatment requested/material filed separately*], only to the extent that the losses, liabilities or reasonable costs arising from such claims exceed the aggregate of (i) the amount of the provision that is currently made by the Group for such matters; and (ii) the amount of £700,000, in which case the Seller’s liability shall be limited to the excess only;

(v)	the matters described in [*confidential treatment requested/material filed separately*], to the extent that the losses, liabilities or reasonable costs arising from such matters exceed £1,000,000; and

(vi)	any claim arising as a result of [*confidential treatment requested/material filed separately*].

17.5	In relation to conduct of any claim referred to in clause 17.4(i), (iii) - (vi) the terms of clause 13.6(c) shall apply as if such claim were a Customer-related Claim. In relation to conduct of the claim referred to in clause 17.4(ii) the Seller shall have conduct thereof, and the Purchaser shall procure that all correspondence that the Purchaser or any member of the Group receives from [*confidential treatment requested/material filed separately*] or its advisers or any other correspondence that it receives in respect of such claim is promptly provided to the Seller and shall provide any other assistance as the Seller may reasonably request at the Seller’s expense. The Seller shall keep the Purchaser informed of the progress of such claim.

18.	INTEREST

If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of 4% per annum over the base lending rate of Barclays Bank PLC from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

19.	COSTS

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers, unless otherwise provided herein (or therein).

20.	NOTICES AND SELLER’S REPRESENTATIVE

20.1	Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party or posted by registered post addressed to that party at such address and shall if:

(a)	personally delivered, be deemed to have been received at the time of delivery; or

(b)	posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting provided that where, in the case of delivery by hand delivery occurs after 6 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 am on the next following Business Day.

20.2	For the purposes of this clause the authorised address of each party shall be the address set out in the introduction to this Agreement or such other address as that party may notify to each of the others in writing from time to time in accordance with the requirements of this clause.

20.3	The Seller hereby appoints ING Bank London Branch as its representative who may authorise the making and giving of (and may make and give) any request, election, proposal or consent expressed to be made or given on behalf of the Seller to the Purchaser. The Purchaser shall be entitled at its sole discretion to have regard only to notices, including requests, elections or proposals, issued by the Seller’s Representative in accordance with the provisions of this Agreement or otherwise. Service of any notice or other communication on the Seller’s Representative shall be deemed to constitute valid service thereof on the Seller.

20.4	The Seller may at any time appoint a different person to act as the Seller’s Representative provided written notice of such new appointment is given to the Purchaser. At any time the Seller’s Representative may elect no longer to act as such and shall cease so to act on serving written notice of its decision no longer to act on each other party to this Agreement.

21.	SEVERABILITY

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

22.	ENTIRE AGREEMENT

22.1	This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement (and any such document).

22.2	Each of the parties acknowledges and agrees that:

(a)	it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by the other party except those expressly set out or referred to in this Agreement and the documents referred to herein and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement;

(b)	this clause 22.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, wilful misconduct or wilful concealment for which the remedies shall be all those available under the law governing this Agreement.

23.	VARIATION

No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party. The Seller hereby irrevocably appoints the Seller’s Representative with full power to sign any variation, supplement, deletion or replacement of or from this Agreement.

24.	FURTHER ASSURANCE

24.1	The Seller shall, on being reasonably required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the Purchaser which the Purchaser may reasonably consider necessary to vest the legal and beneficial ownership of the Shares in the Purchaser.

24.2	If following Completion it is determined that any asset or shareholding which immediately prior to Completion formed part of, and had been exclusively used in, the Business has not been transferred to, or has not vested in, the Purchaser or a member of the Group and remains held by a Seller Group Company and the Purchaser gives the Seller written notice of the same, the Seller shall transfer, or procure the transfer of, such asset or shareholding to the Purchaser on terms that no consideration is payable.

24.3

If following Completion it is determined that any asset or shareholding which immediately prior to Completion formed part of, and had been exclusively used by a Seller Group Company and has been transferred to the Purchaser or a member of the Group, not being an asset or shareholding taken into account in the Run Rate Revenue Statements, the Net Asset Statement or the Accounts, and the Seller gives the Purchaser written notice of the same, the Purchaser or the relevant member of the Group shall transfer, or procure the transfer of, such asset or shareholding to the Seller on terms that no consideration is payable.

24.4	If following Completion it is determined that any asset or shareholding which immediately prior to Completion formed part of, and had been exclusively used by the IMG Group has been transferred to the Purchaser or a member of the Group, not being an asset or shareholding taken into account in the Run Rate Revenue Statements, the Net Asset Statement or the Accounts, and the Seller or a member of the IMG Group gives the Purchaser written notice of the same, the Purchaser shall transfer, or procure the transfer of such asset or shareholding to the relevant member of the IMG Group on terms that no consideration is payable.

25.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

26.2	The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

26.3	Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 20 or (in the case of the Seller) delivered to the Seller’s Representative, in each case who is irrevocably authorised to receive the same on their behalf.

26.4	The Purchaser and the Purchaser’s Guarantor shall at all times maintain an agent for service of process in England (the “Purchaser’s Agent”). Northern Trust Global Services Limited are hereby appointed as the Purchaser’s Agent. Any claim form, judgement or other notice of legal process shall be sufficiently served on the Purchaser or the Purchaser’s Guarantor if delivered to the Purchaser’s Agent at 50 Bank Street, London E14 5NT. The Purchaser and the Purchaser’s Guarantor undertake not to revoke the authority of the Purchaser’s Agent.

26.5	The Seller’s Guarantor shall at all times maintain an agent for service of process in England (the “Seller’s Guarantor’s Agent”). The Company Secretary of the Seller from time to time is hereby appointed as the Seller’s Guarantor’s Agent. Any claim form, judgement or other notice of legal process shall be sufficiently served on the Seller’s Guarantor if delivered to the Seller’s Guarantor’s Agent at the registered office of the Seller for the time being. The Seller’s Guarantor undertakes not to revoke the authority of the Seller’s Guarantor’s Agent.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

SCHEDULE 1

PART 1

The Company — OMITTED

PART 2

The Subsidiary Undertakings — OMITTED

SCHEDULE 2

The Conditions

1.	The consent of each of the regulators set out in column 3 to a change of control as envisaged by the terms of this Agreement of the entities set out in column 1 of the following table having been obtained, provided that such consent does not impose any unduly onerous conditions or restrictions on the Purchaser, the Group or the Business:

[table omitted]

2.	The Completion Run Rate Revenues being no less than [*confidential treatment requested/material filed separately*]% of the Initial Run Rate Revenues.

3.	The consent of each of the Board of Governors of the Federal Reserve System and the Illinois Department of Financial and Professional Regulation to the transactions envisaged by this Agreement having been obtained, provided that such consent does not impose any unduly onerous conditions or restrictions on the Purchaser, the Group or the Business.

4.	No legislation, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Government Entity of competent jurisdiction being in effect which has the effect of making the sale and purchase of the Shares or any other transaction contemplated by this Agreement and referred to in clause 6 illegal or otherwise prohibiting its completion;

5.	There being no actual or pending or threatened suit, action, investigation or proceeding seeking to restrain or prohibit the sale and purchase of the Shares or any other transaction contemplated by this Agreement and referred to in clause 6.

6.	No breach of the Warranties or the Tax Warranties having occurred which individually or in the aggregate has a material adverse effect on the condition or prospects of the Group or the Seller’s ability to perform its obligations under this Agreement.

7.	The acquisition by MassMutual Holding LLC of the whole of the shares of Baring Asset Management Limited and Baring Investment Services Limited (the “MM Transaction”) having become unconditional in all respects save for completion of the transactions completed by this Agreement and each of the members of the IMG Group that has executed the Administration Services Agreements or the Transitional Services Agreements remaining a subsidiary of Baring Asset Management Limited or MassMutual Holding LLC.

8.	The Irish Financial Services Regulatory Authority (“IFSRA”) [*confidential treatment requested/material filed separately*], on terms reasonably acceptable to the Purchaser having taken place.

SCHEDULE 3

Seller’s Awareness — OMITTED

SCHEDULE 4

The Properties

Part A

Principal Properties

Part B

Ancillary Properties

CHARTS OMITTED

SCHEDULE 5

Warranties

Except in respect of Warranties C.1, C.5 and D.2, the Warranties shall apply not only to the Company but also to each Subsidiary Undertaking as if they had been expressly repeated with respect to each Subsidiary Undertaking, naming it in place of the Company throughout.

In this Schedule:

“Computer Contracts” means any agreements, arrangements or licences with third parties relating to Computer Systems or Computer Services, including all hire purchase contracts or leases of Computer Hardware used by any Group member and licences of Computer Software used by any Group member;

“Computer Hardware” means any and all computer, telecommunications and network equipment used by any Group member;

“Computer Services” means any and all services relating to the Computer Systems or to any other aspect of the data processing or data transfer requirements of any Group member;

“Computer Software” means any and all computer programs in both source and object code form used by any Group member; and

“Computer Systems” means all the Computer Hardware and/or Computer Software used by any Group member.

“Environmental Investigation” means a governmental or other investigation, enquiry or disciplinary proceeding by a Government Entity relating to the pollution or protection of the environment (including the disposal of waste) or harm to or the protection of the health of humans, animals or plants;

“Hazardous Substance” means a natural or artificial substance, organism preparation or article which, if generated, manufactured, processed, used, treated, stored, distributed, disposed of, transported or handled (alone or combined with another substance, preparation of article) is capable of causing significant harm to the environment or a living organism, or which is prohibited or restricted under environmental law;

“Management Accounts” means the unaudited consolidated profit and loss accounts of the Group and the unaudited balance sheets of the Company in respect of the period starting on the day after the Balance Sheet Date and ending on 30 September 2004.

AA	Information

AA.1	The information set out in Schedules 1, 4 and 8 of this Agreement is true, accurate and not misleading.

A.	The Accounts

A.1	The copies of the Accounts contained in the Disclosure Bundle are true and complete copies. The Accounts:

(a)	give a true and fair view of the financial position and state of affairs of the Company at the Balance Sheet Date and of its profit or loss for the period to which they relate;

(b)	have been prepared and audited in accordance with accounting principles, standards and practices generally accepted in the jurisdiction in which the Company is registered at the Balance Sheet Date, with the Companies Act and/or other applicable statutes;

(c)	have been prepared, unless otherwise expressly stated therein, on a basis consistent with the basis applied in the corresponding accounts for the preceding 2 financial years.

A.2	The Accounts disclose and provide for bad and doubtful debts, liabilities (actual, contingent or otherwise) and financial commitments existing at the Balance Sheet Date as are required to be so disclosed or provided for under applicable law or the relevant accounting principles, standards and practices generally accepted in the jurisdiction in which the relevant Group member is registered.

A.3	The Management Accounts have been prepared with all due care and attention in accordance with accounting principles, standards and practices generally accepted in the jurisdiction in which the Company is registered at the Balance Sheet Date and on a basis consistent with each other, other than to the extent that a variation to the Accounts is consistent with local GAAP and show a reasonably accurate view of the assets, liabilities and state of affairs of the Company as at the relevant date and for the relevant period though it is acknowledged that they are not prepared on a statutory basis.

B.	Business since the Balance Sheet Date

B.1*	Since the Balance Sheet Date, Group members have carried on their respective businesses in the ordinary course and so as to maintain the same as going concerns and without any interruption or alteration in the nature, scope or manner of such businesses.

B.2*	Since the Balance Sheet Date, there has been no material adverse change in the financial or trading position or prospects of the Company or the Group, nor any material change in the assets and liabilities shown in the Accounts.

B.3	Since the Balance Sheet Date:

B3.1*	the Company has not, other than in the usual course of its business:

(a)	acquired or disposed of, or agreed to acquire or dispose of, any material asset; or

(b)	assumed or incurred, or agreed to assume or incur, any material liability, obligation or expense (actual or contingent);

B3.2*	the Company has not:

(a)	made, or agreed to make, capital expenditure exceeding in total £1,000,000; or

(b)	incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total £1,000,000;

B3.3*	the Business has not been adversely affected in a material way by the termination of, or a change in the terms of, an agreement or by the loss of one or more customers or suppliers or by an abnormal factor not affecting similar businesses and, as far as the Seller is aware, no fact or circumstance exists which is reasonably likely to have a material and adverse effect on the Business;

B3.4*	the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act);

B3.5*	the Company has not changed its accounting reference period;

B3.6*	no resolution of the shareholders of the Company has been passed; and

B3.7*	the Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

C.	Share Capital and constitution

C.1*	The Seller and the Company are limited companies incorporated under English law, or, in respect of each Subsidiary Undertaking as specified in Schedule 1, other relevant laws and have been in continuous existence since incorporation.

C.2*	The register of members of the Company contains complete and accurate records of its members and all issues and transfers of shares in the capital of the Company have been registered in accordance with the articles of association of the Company from time to time in force. Each other register, minute book and other book which the Company is required to keep contains a complete and accurate record in all material respects of the matters which it is required to record. No notice has been received or allegation made that a register or book is incorrect and should be rectified.

C.3*	Each Group member has complied in all material respects with the provisions of the Companies Act 1985 (including, but not limited to, s 151 Companies Act 1985) and is not liable to pay any fines thereunder and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

C.4*	The copy of the memorandum and articles of association of each Group member annexed to the Disclosure Letter is up to date, true and complete. Each Group member is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

C.5*	The Shares constitute all the shares in issue in the capital of the Company, have been properly allotted and issued and are fully paid or credited as fully paid.

C.6*	There is no outstanding option or right to acquire any share in the capital of the Company and other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company.

C.7*	The Seller is the sole legal and beneficial owner of the Shares.

C.8*	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the issued or unissued share capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the share capital of the Company.

C.9*	The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed at or before Completion.

C.10*	The Company has the right, power and authority to conduct its business as conducted at the date of this Agreement.

C.11*	The Seller’s obligations under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

C.12*	The Company has not given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company’s behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person’s duties).

D.	Subsidiary Undertakings and related operations

D.1*	Other than in the ordinary course of business, no Group member is the holder or beneficial owner of any shares or securities of any other person (whether incorporated in the United Kingdom or elsewhere) other than another Group member and has not agreed to acquire any such shares or securities.

D.2*	The Company does not have a subsidiary undertaking other than the Subsidiary Undertakings.

D.3*	Each allotted and issued share in the capital of each Subsidiary Undertaking is legally and beneficially owned by a Group member alone, has been properly allotted and issued and is fully paid or credited as fully paid.

D.4*	No Group member is or has agreed to become a member of any partnership, joint venture, consortium, other incorporated or unincorporated association or corporate body, or to merge or consolidate with a corporate body.

D.5*	No order has been made or petition presented for the purpose of winding up the Company or for the appointment of any provisional liquidator or for any administration order to be made or for a moratorium to be granted in relation to the Company. No voluntary arrangement under section 1 of the Insolvency Act 1986 compromise or arrangement under section 425 of the Act and no composition, compromise, assignment, or negotiation with any creditor with a view to rescheduling or restructuring indebtedness or other arrangement with creditors in respect of the Company has been proposed or agreed. No receiver (including any administrative receiver) has been appointed in respect of the whole or any part of the property of the Company.

D.6*	There is no unsatisfied judgment or court order outstanding against the Company and no distress, execution, attachment, sequestration or other process has been levied on an asset of the Company which remains undischarged.

D.7*	No action is being taken by the Registrar of Companies to strike the Company off the register under section 652 of the Act.

D.8*	The Company has not at any time during the two years immediately prior to the date of this Agreement:

(a)	entered into a transaction with any person at an undervalue (as referred to in section 238(4) of the Insolvency Act 1986); or

(b)	been given a preference by, or given a preference to, any person (as referred to in section 239(4) of the Insolvency Act 1986).

E.	Assets

E.1*

Save for assets held subject to retention of title or similar arrangements arising in the ordinary course of the business of the Company, leased assets and assets hired or rented on hire purchase or Intellectual Property or information technology used under licence in each case in the ordinary course of the business, the Company is the absolute legal and beneficial owner of and is in actual possession of the assets included in the Accounts or the Management Accounts or acquired by the Company since the date to which such accounts refer (other than current assets disposed of in the ordinary course of business) and of the material assets used in the course of its business (excluding the Properties). The Company owns or has the right to use each material asset necessary for the effective operation of its business. Save as aforesaid, no person has the right to call for any payment in respect of any of those assets and the Company has not created or agreed to create any Encumbrance over any part of its undertaking or assets (other than liens arising by the operation of law in the ordinary course of business of the Company).

E1	Guarantees

E1.1*	Save as disclosed in the Disclosure Letter, the Company is not a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation, other than in the ordinary course of business and where the guarantee, indemnity or other obligation of the Company does not exceed £100,000. Save as disclosed in the Disclosure Letter, no part of the loan capital, borrowings or indebtedness in the nature of borrowings of the Company is dependent on the guarantee or indemnity of, or security provided by, another person which is not a Group member.

F.	IT and Data Protection

F.1	Schedule 14 contains a list of all Computer Contracts relating to all the material Computer Systems used by the Group.

F.2	Except as specifically disclosed in the Disclosure Letter, the Group either owns or has the right to use the Computer Systems.

F.3	So far as the Group is aware none of the Computer Contracts listed in Schedule 14 has been the subject of any material breach or default, or any event which (with notice or lapse of time or both) would constitute a material default or is liable to be terminated or otherwise adversely affected by Completion.

F.4	The material Computer Systems are the subject of industry-standard warranty and/or maintenance arrangements.

F.5	Disaster recovery and security arrangements are in force in relation to the Computer Systems on substantially similar terms to the arrangements in place in respect of the Seller’s Group Companies.

F.6	So far as the Group is aware no part of the Computer Systems is or has been infected by any computer viruses, worms, software bombs or similar items during the twelve months prior to Completion, and no person has had unauthorised access to the Computer Systems or any data stored on them.

F.7*	The Seller has full right and authority to assign the Intellectual Property in the Purchaser Proprietary Systems.

F.8*	The Seller warrants that the Groups owns the Intellectual Property in the software applications knows as QFAS, QEB, DMS, Efax, Workflow, Freeway and Swiftview.

F.9*	The Group has at all times complied with the Data Protection Act 1998 and all other applicable laws and regulations regulating data protection (the “Data Protection Laws”).

F.10*	No Group member has received:

(a)	any enforcement or equivalent notice under the Data Protection Laws;

(b)	any written communication from the Information Commissioner or any other data protection or privacy authority with competent authority over the Group’s data processing activities, indicating that he or she is investigating an allegation that any Group member is in breach of the Data Protection Laws or that he or she proposes to take, or is considering taking, enforcement action under the Data Protection laws; or

(c)	any written communication from any person alleging any breach of any of the Data Protection Laws.

G.	Properties

G.1	The Properties and the Ancillary Properties comprise all of the land and premises owned, occupied or otherwise used by the Company for the purpose of its business. The particulars of the Properties and the Ancillary Properties listed in Schedule 4 are true and correct.

G.2	The Company has not exercised any option to determine in relation to any of the leasehold properties or entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed and none of the Properties or the Ancillary Properties is affected by a subsisting contract of sale, estate contract, option, right of pre-emption or other similar matter.

G.3	The Properties and the Ancillary Properties are not subject to any outgoings other than uniform business rate (except rating surcharge), water rates and insurance premiums and also in the case of leasehold properties, rent and service charges and the Company is not in arrears with any such outgoings.

G.4*	So far as the Seller is aware, all material agreements, covenants (including covenants binding on other parties), restrictions or other matters to which the Properties and the Ancillary Properties are subject (including, without limitation, the terms of any lease) have been complied with in all material respects and, so far as the Seller is aware, there is no outstanding dispute, claim, demand or notice affecting any of the Properties or the Ancillary Properties and no person is currently intending to serve any such notice provided that it is acknowledged by the Purchaser that fair wear and tear to the Properties and the Ancillary Properties is not a material breach of the relevant repairing or decorating covenant.

G.5.1	So far as the Seller is aware, the present use by the Company of each of the Properties and the Ancillary Properties and all development carried out on them complies with all relevant planning legislation applicable thereto, and, the permission for such use is neither temporary nor personal.

G.6	The Seller has a good and marketable title to each of the Properties and the Ancillary Properties. The Seller has in its possession or under its control all title deeds and documents necessary to prove its title to the Properties and the Ancillary Properties. The title deeds and documents which have been disclosed or made available to the Purchaser by way of copies referred to in the Disclosure Letter are all of the material title deeds and documents affecting the Properties and the Ancillary Properties. Where any of the Properties or the Ancillary Properties are leasehold, the title documents include (without limitation) all necessary consents for the grant and assignment of the leases, memoranda of rent review and all consents required under the leases.

G.7	Except in relation to the Properties and the Ancillary Properties, the Company has no liability arising out of a conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land, premises or an interest in land or premises.

G.8	Each Property has the benefit of such rights and easements as are necessary for its proper and existing use. As far as the Seller is aware, no right or easement is capable of being lawfully interrupted or terminated by any person.

G.9	The Company is the sole legal and beneficial owner of its interest in each Property and Ancillary Property.

G.10	There is no person in the possession or occupation of, or who has or claims a right or interest of any kind in, any of the Properties or the Ancillary Properties adversely to the Company’s interest. The Company is entitled to and has exclusive possession of each of the Properties and the Ancillary Properties.

G.11	Where the Company holds any of the Properties or the Ancillary Properties under a lease, tenancy or licence,

(a)	no person (including, without limitation, the landlord or licensor) may bring the term to an end before the expiry of the lease, tenancy or licence by effluxion of time (except by forfeiture);

(b)	so far as the Seller is aware, there is no fact or circumstance which:

(i)	could entitle or require a person (including, without limitation, a landlord or licensor) to forfeit or enter on, or take possession of, or occupy, the relevant Property; or

(ii)	could restrict or terminate the Company’s continued and uninterrupted possession or occupation of the relevant Property; and

(c)	a rent or fee payable in respect of the Property is not at the date of this Agreement being reviewed; and

(d)	all licences, consents and approvals required from the landlord and any superior landlord have been obtained and there is no subsisting material breach of the covenants on the part of the tenant contained in the licences, consents and approvals.

G.12	All improvements in respect of the Arnold House Property carried out since 1991 have been substantially completed and there are no outstanding liabilities or obligations in respect of such improvements.

G.13	Environmental matters

G.13.1	No land owned, occupied, possessed or used by the Company in the last 3 years:

(a)	contains or has contained (in the case of land, above or below ground) a Hazardous Substance which in its condition at the date of this Agreement is reasonably likely to give rise to pollution of the environment or harm to the health of humans, animals or plants for which the Company will be liable;

(b)	is or has been used for the deposit, storage, treatment or disposal of waste or sewage; or

(c)	is referred to or listed in a register of polluted or contaminated land and no fact or circumstance exists which is reasonably likely to give rise to an entry in such a register.

G.13.2	There is and has been no Environmental Investigation concerning the Company in the last 3 years and so far as the Seller is aware none is pending or, so far as the Seller is aware, none is threatened and no fact or circumstance exists which is reasonably likely to give rise to an Environmental Investigation.

G.13.3	Other than obligations under the leases relating to the leasehold Properties, the Company has no liability to make good, repair, re-instate or clean up land or another asset on or before the date of this Agreement owned, occupied, possessed or used by the Company.

H.	Insurance

H.1	All current insurance policies relating to the assets and the business of the Company are valid and enforceable and not void or voidable and, other than Directors and Officers and Professional Liability insurance, are adequately summarised in or otherwise disclosed by the Disclosure Letter. All premiums due in respect of such policies have been paid. The Directors and Officers Liability insurance in respect of the Directors and Officers and Professional Liability of the Company is on terms substantially similar to such insurance in respect of other businesses similar to the Business.

H.2	The Group and the UK Employer have maintained employer’s liability insurance in respect of the Employees or former employees engaged in the Group or with the UK Employer at a level which is standard in accordance with industry practice.

H.3	No material claims have been made in the past 4 years, no claim is outstanding and, so far as the Seller is aware, no fact or circumstance exists which is reasonably likely to give rise to a claim in each case under any of the insurance policies covering the Group.

H.4	None of the insurers under any of the Group’s insurance policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under such Group’s insurance policies.

I.	Commercial agreements and arrangements

I.1	A list of all agreements between Group members and funds managed by fund management clients where revenues of the Group in respect of such agreement is in excess of £250,000 per annum and where the annual revenues of the Group attributable to that fund management client are in excess of £1,000,000 (such clients represent in aggregate approximately [*confidential treatment requested/material filed separately*]% of gross annual revenues of the Group) is contained in the Disclosure Bundle and copies of all agreements between Group members and distributors and suppliers where the annual cost to the Group in respect of such agreement is in excess of £100,000 per annum are contained in the Disclosure Bundle.

I.2	There are no outstanding liabilities or commitments of the Company arising from any arrangements for the disposal of any shares, property or other assets previously owned by the Company.

I.3	The Company is not a party to any material agreement or arrangement outside the ordinary course of business or any agreement that cannot be terminated by the Company by giving notice of termination of 180 days or less without penalty or compensation.

I.4	The Company has not given any covenants to any person limiting or excluding its right to do business, compete in any area or field (whether limited by reference to a geographical area or type of business), operate the whole or part of its business or use or exploit any of its assets.

I.5*	Neither the Company nor, so far as the Seller is aware, any other party to any material agreement or arrangement or customer agreement with the Company, is in default under any such agreement or arrangement and, so far as the Seller is aware, no fact or circumstance exists which is reasonably likely to give rise to a default.

I.6*	So far as the Seller is aware, no fact or circumstance exists which is reasonably likely to invalidate or give rise to a ground for termination, avoidance or repudiation of any material agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into such an agreement, arrangement or obligation has given written notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

I.7	Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion pursuant to this Agreement will result in the Company losing the benefit of a material asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement or will conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any material agreement or arrangement to which the Company is a party or any legal or administrative requirement by which the Company is bound.

I.8	There is not, and during the 3 years ending on the date of this Agreement there has not been, any agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which the Seller, a director or former director of the Company or a person connected with any of them is or was interested in any way. For this purpose, “connected” has the meaning given by section 839 of the Taxes Act, except that in construing section 839 “control” has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or section 416 requires.

I.9	All services provided by Group members to customers have been provided or organised in all material respects in accordance with the terms of the agreements governing such services, including where applicable the relevant customer agreement.

J.	Regulatory and Compliance

J.1*	No disciplinary proceeding, investigation or enforcement action has been taken in the past 5 years, is currently being taken or is threatened by any Government Entity in connection with any Group member or any part of its business.

J.2*	All licences, registrations, consents, permits and authorisations have been obtained and maintained by the Group that are required by the Group to enable it to carry on its business effectively in all material respects in any jurisdiction in which any Group member is established into or in which the Group carries on business (regardless of where each Group member is established) in the manner in which such business is carried on at the date of this Agreement, and all such licences, registrations, consents, permits and authorisations are valid and subsisting.

J.3*	All UK Employees employed by, or providing services to, the Group members that are regulated entities comply with all applicable regulatory requirements arising from their activities and no disciplinary action by any regulatory body has been taken or is current or threatened against any individual employed by a Group member or employed in the Business.

J.4	Condition 1 in Schedule 2 lists all Group members which hold, or are required to hold, any licence, registration, consent, permit or authorisation from any regulatory body and lists all regulatory authorities whose consent is required in respect of the transactions contemplated in this Agreement.

J.5	All Group members have responded to all requests for information required from regulators in relation to Group members or the Business and have submitted all reports required by regulators on time and have addressed all required items.

J.6*	Each Group member that is a regulated entity has in the last 6 years complied, and currently complies with all applicable regulatory capital and liquidity requirements (without funding from third parties) and with large concentration rules so that it satisfied at all relevant times during that period (i) the requirements of any regulatory, governmental or other authority setting capital requirements applicable to such Group member and (ii) the requirements of any licence from any regulatory body held by any such Group member in connection with its banking, advisory, investment or other activities.

J.7*	All Group members have complied in all material respects with all applicable customer rules and applicable laws and regulations for detecting and identifying (and reporting suspicions of) money laundering.

J.8*	The Company currently conducts its business and deals with its assets in all material respects in accordance with all applicable legal and regulatory requirements (including for the avoidance of doubt those relating to compliance and governance procedures) and so far as the Seller is aware the Company has in the last 3 years conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and regulatory requirements.

K.	Intellectual Property Rights

K.1	So far as the Seller is aware, there is no subsisting infringement of any of the Intellectual Property Rights by any third party and, so far as the Seller is aware, no claims concerning such infringement have been made by the Company.

K.2	The Company is the registered proprietor of the registered Intellectual Property Rights or the applicant for the registration of the Intellectual Property Rights to the extent set out in the Disclosure Letter. The Company has not been notified of any grounds for refusing an existing application for registration of any of the Intellectual Property Rights.

K.3	So far as the Seller is aware the use of the Intellectual Property Rights by the Company does not infringe the rights of any third party.

K.4	The Intellectual Property Rights comprise all the Intellectual Property necessary for the Company to operate the Business materially in the same manner as it has been operated before and as at the date of this Agreement, save that it is expressly acknowledged that this warranty is not intended to cover any use by the Company or any Group member of the Baring Marks or the ING Trade Marks or any Intellectual Property comprised with the Computer Systems. The continuing use of the Baring Marks and the ING Trade Marks (to the extent permitted) shall be governed solely by the terms of clause 16.1 of this Agreement and no warranty is given in respect of such use.

K.5	The Intellectual Property Rights which are material to the carrying on of the Business materially in the same manner as it has been operated before and as at the date of this Agreement are legally and beneficially owned by the Company or a Group member or are used under a subsisting licence free from any restriction which would prevent use in the normal course of business.

L.	Litigation

L.1*	Save as claimant in proceedings for the collection of debts (not exceeding £50,000 in each case) arising in the ordinary course of its business, the Company is not, and has not been in the last 3 years, engaged in any litigation, arbitration, administrative or other proceedings. There are no litigation, arbitration, administrative or other proceedings pending or, so far as the Seller is aware, threatened by or against the Company. No injunction has been granted or is outstanding against the Company and the Company has given no undertaking to any court or to any third party arising out of any legal proceedings.

L.2*	During the last 3 years neither the Company nor any agreement, arrangement or practice to which it is a party, has been the subject of any investigation by any governmental, administrative or regulatory body of which the Company has received written notification.

L.3*	So far as the Seller is aware, no fact or circumstance exists which is reasonably likely to give rise to any litigation, arbitration, administrative or other proceeding involving the Company or a person for whose acts or defaults the Company may be vicariously liable.

M.	Employees

M.1	General

M1.1	There are no Employees employed under contracts which cannot be terminated on three months’ notice or less without payment of compensation (other than a statutory redundancy payments or statutory compensation for unfair dismissal).

M1.2*	Neither the Group nor the UK Employer in respect of an Employee is engaged or involved in any material disputes arising out of, affected by or otherwise relating to the provisions of any employment legislation, and so far as the Seller is aware, neither a Group member nor the UK Employer in respect of an Employee has received written notice of any circumstances which could reasonably be expected to give rise to such dispute.

M1.3	All of the Employees are employed by a Group member or the UK Employer set out in Schedule 13 Parts A & B. There are no employees employed in the Business other than the Employees. There are no employees employed by a Group member other than the Employees.

M1.4	Neither the Group nor the UK Employer in respect of an Employee has given notice of termination to or received notice of resignation or a written objection from any Group Employee earning a basic salary of over £100,000 to becoming employed by any Purchaser Group Company or Group member.

M1.6	No functions or services have been outsourced to a third party outside of the Group or the UK Employer in connection with the operation of the Business.

M1.7	The information in relation to Employees which has been disclosed in the Disclosure Letter is accurate, complete and up to date, including details of:

(a)	the total number of all Employees (confirming that they are the only employees employed in the Business);

(b)	the name, date of start of employment, period of continuous employment, confirmation of identity of current employer, place of work, job title and grade, salary, bonus paid in March 2004 including bonus payments made into the LTIP and age of each of the Employees and, the range of benefits provided to Employees are disclosed in the data room at document CF.3;

(c)	the complete terms of the contract of each of the Employees who are Grades 1, 2 and 3; and

(d)	the complete terms of all consultancy agreements in connection with the operation of the Business with an annual value of over £100,000 under which services are provided to the Group or the UK Employer by an individual who is either party to such a contract or has an interest in a legal entity which is party to such a contract.

M1.8	Neither the Group nor the UK Employer owes any amount to an Employee or to a former employee of the Group or UK Employer in connection with his employment or former employment (or his dependant) other than for accrued incentive compensation or reimbursement of Group expenses.

M1.9*	There is no agreement or arrangement, either verbally or in writing, between the Group or the UK Employer and any Employee or a former employee of the Group or the UK Employer in connection with his employment or former employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. Neither the Group nor the UK Employer has provided, or agreed to provide, any gratuitous payment or benefit to any of the Employees or to any of their dependants.

M.2	Rights on transfer

The only payments which may be made by any Group member or the UK Employer to any Employee in connection with the sale or transfer of the Group or any Group member arises pursuant to the change of control provisions of the Baring Asset Management Holdings Limited Group Profit Sharing Scheme and Long Term Incentive Plan.

M.3	Payments on termination

Neither the Group nor UK Employer has incurred a liability which remains outstanding for breach or termination of an employment contract with any Employee or former employee of the Group or UK Employer in connection with the Group or UK Employer including, without limitation, a redundancy payment, protective award and compensation for breach of contract, unfair dismissal unlawful discrimination and failure to comply with an order for the reinstatement or re-engagement of any Employee or former employee of the Group or the UK Employer in connection with the Business.

M.4	Redundancies and transfer of the Group

Within the year ending on the date of this Agreement neither the Group nor the UK Employer has been a party to a relevant transfer (as defined in local legislation giving effect to the Acquired Rights Directive 2001/23/EC) or failed to comply with a duty to inform and consult appropriate representatives under such legislation.

M.5	Trade unions

M5.1	Neither the Group nor the UK Employer has any agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of the Employees.

M5.2	Neither the Group nor the UK Employer has received a request for trade union representation in relation to all or part of the Business.

M.6	The basis of the remuneration payable to the Group Employees of each Group member and the UK Employer at the date hereof is the same as that in force at 30 June 2004 and neither any Group member nor the UK Employer is under any contractual or other obligation to increase the rates of remuneration of or make any bonus or incentive or other similar payment to any of its officers or Employees at any future date.

N.	Pensions

N.1

Apart from under the Seller’s Schemes and as disclosed in the Disclosure Letters no Group member and no Seller Group Company has any obligation or contingent obligation to provide or contribute to the provision of any relevant benefit (as defined in ICTA 1988, section 612, but without the exception of benefits payable solely by reason of accident) or like benefit and there are no agreements, arrangements, customs or practices or any obligations (other than those under any public law, statute or regulation to which any Group member contributes in compliance with applicable law or regulation) in existence at the date hereof that constitute a liability on any Group member for the payment of, provision for, or contribution towards, any pensions, allowances, lump sums or other like benefits on retirement, or termination of employment (whether voluntary or not) for or in respect of any Employee or former employee employed in the Business or director or officer of a Group member nor has any proposal been announced to establish or contribute to any agreement, arrangement, custom, practice or obligation providing such benefits.

N.2	Complete and accurate particulars of the Seller’s Schemes have been disclosed to the Purchaser in or by the Disclosure Letter, including (without limitation) true and complete copies or particulars of the following:

(a)	all trust deeds and rules relating to the Seller’s Schemes containing provisions applicable to any Group member or the Employees or former employees employed in the Business or the directors or officers of a Group member or the benefits payable to or in respect of any of them;

(b)	all explanatory booklets and announcements currently in force;

(c)	any benefit, improvement or other amendment which at the date of this agreement is either treated as in force or is proposed or under consideration but is not incorporated by the Seller’s Schemes;

(d)	the latest actuarial valuation report or information and trustees’ annual report (including the audited accounts of the Seller’s Schemes);

(e)	a list of those of the Employees and officers of any Group member who are members of or have any rights to benefits under the Guernsey Scheme and the Irish DB Scheme and the Irish DC Scheme with all details relevant to such membership and necessary to establish their entitlements to benefits.

N.3	No discretion or power has been exercised in the last three years by the trustees or the Company under any of the Seller’s Schemes in respect of any Employee or former employee employed in the Business or director or officer of a Group member.

N.4	All amounts due to any of the Seller’s Schemes from any Seller Group Company have been paid within the prescribed time.

N.5	The Group’s Scheme is approved as an exempt approved scheme (within the meaning of Chapter I of Part XIV of ICTA 1988) and the Irish DB Scheme is approved as an exempt approved scheme within the meaning of 774 of the Taxes Consolidation Act 1997 of Ireland and there is in force a contracting-out certificate in relation to the Company and the Seller is not aware that any act has been done or omitted to be done which will or may result in the Group’s Scheme or the Irish DB Scheme or the Irish DC Scheme ceasing to be an exempt approved scheme or in any contracting-out certificate being cancelled, surrendered or varied.

N.6	The Seller’s Schemes are and have at all times been in compliance with their terms and with all applicable laws, regulations (including any laws and regulations outlawing discrimination on grounds of sex or otherwise) and government taxation and funding requirements.

N.7	There are no material actions, claims or suits (other than routine claims for benefits) outstanding, pending or threatened against any of the Seller’s Schemes (or their trustees) or against any Group member in respect of any act, event or omission or other matter arising out of or in connection with any of the Seller’s Schemes and the Seller is not aware of any circumstance which could reasonably be expected to give rise to such a claim.

N.8	Each benefit (except a refund of contributions) payable under any of the Guernsey Scheme and the Irish Schemes on the death in service of a member is at the date of this Agreement fully insured under a policy effected with an insurance company, and all insurance premiums payable have been paid. In the Republic of Ireland all death in service benefits are provided for under the Irish DB Scheme or the Irish DC Scheme (as appropriate) and there is no separate life assurance scheme whether or not called the International Fund Managers Group Life Assurance Plan (and no separate life assurance scheme is operated in respect of policy number [*confidential treatment requested/material filed separately*] with [*confidential treatment requested/material filed separately*]).

N.9	No intention to amend, discontinue (in whole or in part) or exercise a discretion in relation to any of the Seller’s Schemes other than the Group’s Scheme has been communicated to a member of any of the Seller’s Schemes other than the Group’s Scheme.

N.10	None of the Seller’s Schemes is in the process of being wound-up.

N.11	No Group member has participated in or has any liability to make any payment to the Group’s Scheme or any other UK pension scheme whether pursuant to section 75 of the Pensions Act 1995 or otherwise.

N.12	The Irish DC Scheme is a defined contribution scheme within the meaning of the Pensions Act 1990 of Ireland and was established as such and so far as the Seller is aware no assurance, promise or guarantee (oral or written) has been made or given to any person entitled or contingently or prospectively entitled to benefit under such Irish DC Scheme that any particular rate, level or amount of benefits (other than insured lump sum death in service benefits) would be provided to or in respect of him under the Irish DC Scheme.

N.13	The Disclosure Letter contains details of the rate at which both each Group member and Seller Group Company and its employees contribute to the Irish Schemes and the frequency of such payment. In the case of the Irish DC Scheme there is no obligation beyond age related scales which have been disclosed to increase such rate.

N.14	Each Group member and Seller Group Company has complied in full with its obligations in relation to personal retirement savings accounts (PRSAs) under the Pension Act 1990 of Ireland. So far as the Seller is aware there are no pending or outstanding bulk transfers in or out in relation to the Irish Schemes. So far as the Seller is aware no payment of any of the assets of the Irish Schemes has ever been made to any participating employer.

N.15	So far as the Seller is aware the Irish Schemes do not hold any securities issued by, or properties leased to or occupied by any Group member or Seller Group Company and have made no loans which are outstanding by any Group member or Seller Group Company at the date of this Agreement. So far as the Seller is aware the trustees of the Irish Schemes have legal title to all assets of the Irish Scheme and none of the assets are mortgaged, charged or otherwise subject to any encumbrance.

N.16	Every employee or former employee who is or was entitled to membership of the Irish Schemes has been invited to join the relevant Irish Schemes as of the date on which he became entitled and any employee who refused to join cannot do so at a later date without the consent of a Group member. The only employers which participate in any of the Irish Schemes are international Fund Managers (Ireland) Limited and Barings (Ireland) Limited. No person who has become an employee of any Group member on or after 1 May 2003 has an entitlement to join the Irish DB Scheme. The Purchaser Group Company or Purchaser has been given full details of all employees who are not members of the Irish DB Scheme but who will become eligible for membership of the Irish DB Scheme.

N.17	In relation to the Irish DB Scheme a copy of the Actuarial Review as at 11 November 2004 and the Actuarial Review as at 1 January 2004 (the “Reviews”), and the Actuarial Valuation

as at 1 January 2003 (the “ Valuation”) are attached to the Disclosure Letter. The benefits on which the actuaries based the Reviews and the Valuation and the benefits payable under the Irish DB Scheme were the same in all material respects and there have been no changes in the benefits payable since the effective date of the Valuation or the Reviews as appropriate. So far as the Seller is aware the information supplied to the actuaries for the purposes of preparing the Valuation and the Reviews was true, complete and accurate in all respects.

SCHEDULE 6

Tax Covenant and Tax Warranties

The Warranties in Part B of this Schedule are the Tax Warranties

Part A – Definitions and Tax Covenant

1.	DEFINITIONS

In this Schedule:

“Completion Accounts” means the Net Asset Statement in the form set out in Schedule 10 of the Agreement to be prepared in accordance with clause 3.4 and Schedule 9 of the Agreement;

“Completion Accounts Relief” means any Relief taken into account in computing and so reducing or eliminating any provision for Tax (including deferred Tax) which appears in the Completion Accounts or which was taken into account in the Completion Accounts as an asset;

“Demand” means any document, assessment, notice issued or any claim made or action taken whether before, on or after the date hereof by or on behalf of any Tax Authority from which it appears to the Purchaser or the Company that the Company has or may have a Tax liability (whether or not the payment is primarily payable by the Company and whether or not the Company has or may have a right of reimbursement against another person);

“Event” means any transaction, act, event or omission of whatever nature including without limitation, a receipt or accrual of income or gains, distribution, acquisition, disposal, transfer, payment, loan or advance;

“FA” means Finance Act;

“Group Relief” means:

(a)	relief the subject of a surrender or claim pursuant to Chapter IV of Part X of the ICTA 1988 or Part 12 of the TCA;

(b)	advance corporation tax the subject of a surrender or claim pursuant to section 240 of the ICTA 1988; and

(c)	any tax refund the subject of a surrender or claim pursuant to section 102 of the FA 1989;

“Instalment Regulations” means the Corporation Tax (Instalment Payments) Regulations 1998;

“Irish Company” means Barings (Ireland) Limited, BBI Nominees Limited, International Fund Managers (Ireland) Limited and International Securitisation Managers (Ireland) Limited;

“Non UK Companies” means Barings (Guernsey) Limited, Barings (Ireland) Limited, BBI Nominees Limited, Barfield Nominees Limited, Baring Trustees (Guernsey) Limited, Barings (Isle of Man) Limited, ING Trust (Jersey) Limited, Barfield Nominees (IOM) Limited, Fort Administration Limited, Pollett Limited, International Fund Managers (IOM) Limited, Arnold Limited, Doyle Administration Limited, Control Management Limited, Admiral Nominees Limited, Truchot Limited, Vivian Limited, Saline Nominees Limited, Trafalgar Representatives Limited, Nelson Representatives Limited, Guernsey International Fund Managers Limited, International Fund Managers (Jersey) Limited, International Fund Managers (Ireland) Limited and International Securitisation Managers (Ireland) Limited;

“Post-Completion Relief” means any Relief which arises to the Purchaser or to the Company as a consequence of any Event occurring or in respect of income, profits or gains arising after Completion;

“Regulations” means the Value Added Tax Regulations 1995;

“Relief” means any loss relief, allowance, exemption, set-off, deduction in computing profits, credit or right to repayment of Tax or other relief of a similar nature (including repayment supplement or interest thereon) granted by or pursuant to any legislation or otherwise for Tax purposes whether of the United Kingdom, Ireland or elsewhere in the world;

“Tax” and “Taxation” means any and all forms of taxes, levies, imposts, contributions, duties and charges in the nature of taxation and all withholdings or deductions in respect thereof of whatever nature whenever imposed whether of the United Kingdom, Ireland or elsewhere imposed, collected or assessed or payable to a Tax Authority (including, for the avoidance of doubt, and without limitation, National Insurance contribution liabilities in the United Kingdom, PRSI liabilities in Ireland and corresponding obligations elsewhere) and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person including all fines, penalties, charges and interest relating to the same;

“Tax Authority” and “Taxation Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, the Inland Revenue, HM Customs & Excise and the Irish Revenue Commissioners);

“TCA” means the Irish Taxes Consolidation Act, 1997.

“UK Companies” means Financial Services Group Limited, Baring Trust Co Limited; International Fund Managers UK Limited and Ravensbourne Registration Services Limited;

“VAT” means Value Added Tax at the rate in force when the relevant supply is made, and includes any similar tax from time to time replacing it or of a similar fiscal nature; and

“VATA” means the Value Added Tax Act 1994.

1.2	References to income or profits or gains shall include any other measure by reference to which Tax is computed.

1.3	References to income or profits or gains earned, accrued, arising or received by any person shall include income or profits or gains which are for the purposes of any Tax treated as earned, accrued, arising to or received by such person.

1.4	References to income or profits or gains earned, accrued, arising or received on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include income or profits or gains which are for the purposes of any Tax treated as earned or accrued, arising or received on or before that date or in respect of that period.

1.5	References to the occurrence of Events on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include Events which are for the purposes of any Tax treated as having occurred or existed at or before that date or in respect of that period.

1.6	References to any Tax liability of the Company shall include (without limitation):

(a)	liabilities of the Company to make payments of or in respect of Tax;

(b)	the denial, loss, reduction, modification, cancellation, use or set off in whole or in part of any Completion Accounts Relief or non-availability of an Completion Accounts Relief which would, but for such denial, loss, reduction, modification, cancellation, non availability, use or set off, have been available to the Company after Completion;

(c)	the use or setting off in whole or in part against income, profits or gains earned, accrued, arising or received on or before Completion or Events occurring on or before Completion, or Tax thereon, of any Post-Completion Relief;

1.7	References in this schedule to paragraphs are to paragraphs in Part A of this schedule unless otherwise stated;

1.8	References to the occurrence of an Event includes Events which are deemed to have occurred for the purposes of any Tax;

1.9	References to the “Company” in this Schedule 6 shall mean and include references to the Company and each of the Subsidiary Undertakings separately as if each Subsidiary Undertaking was referred to expressly in place of the Company and references to a “Company” or to any “Company” shall mean and include a company or, as the case may be, any company which is within this definition of the “Company”.

2.	COVENANT

2.1	Subject as hereinafter expressly provided, the Seller hereby covenants, with effect from Completion, to pay by way of reduction, to the extent possible, of the purchase price hereunder, to the Purchaser an amount equal to:

(a)	any Tax liability of the Company arising in respect of or as a consequence of any Event or Events occurring on or before Completion or in respect of or by reference to any income, profits or gains earned, accrued, arising or received on or before Completion or in respect of a period ending on or before Completion, in each case, whether or not the Tax is chargeable or attributable to another person and whether or not any amount in respect thereof is recoverable from any other person;

(b)	any Tax liability of the Company arising in respect of the Pre-Completion Reorganisation;

(c)	any Tax liability arising in consequence of an Event occurring at any time for which the Company is liable as a result of having at any time before Completion been a member of the same group for Tax purposes as any Seller Group Company or for which the Company is liable as a result of having at any time before Completion been controlled by any Seller Group Company;

(d)	the amount of any liability of the Company to pay for, or repay any amount paid to the Company for, any surrender of Group Relief made pursuant to an arrangement entered into on or before Completion (other than where such liability arises in the Company);

(e)	all losses, liabilities and reasonable costs and expenses of a Company or any Purchaser Group Company arising as a result of the operation of the BAMH Incentive Schemes, including without limitation any funding costs of a Company or any Purchaser Group Company relating to the BAMH Incentive Schemes, or any Tax liability of a Company or any Purchaser Group Company which may arise in any jurisdiction in connection with the participation by any Employees, Undisclosed Employees, UK Employees, GOS Employees, former employees, directors and former directors of the Group in any of the BAMH Incentive Schemes;

(f)	all social security liabilities of a Company or any Purchaser Group Company including, for the avoidance of doubt, all UK National Insurance liabilities together with any penalties arising thereon, in connection with the participation by any employees, former employees, directors and former directors of the Group or by the UK Employees or GOS Employees in the BAMH Incentive Schemes, in conditional share arrangements in 2001, 2002 and 2003 and in any adjustable option arrangements;

(g)	all reasonable costs and expenses properly incurred by the Purchaser and/or the Company in consequence of any valid claim made by the Purchaser under this covenant or in connection with, successfully taking or defending any action under this covenant.

2.2	For the purposes of this covenant the amount of a Tax liability of the Company falling within paragraph 1.6(b) or 1.6(c) of this schedule shall be taken to be as follows:

(a)	in the case of a Tax liability within paragraph 1.6(b):

(i)	where such Completion Accounts Relief is a right to repayment of Tax, the amount of the Relief so denied, cancelled, modified, reduced, lost, used or set off or found to be non-available;

(ii)	where such Completion Accounts Relief is a deduction from or set off against income, profits or gains, or Tax thereon, the Tax that would otherwise have been saved for the accounting period in which the Completion Accounts Relief arose but for such denial, cancellation, modification, reduction, loss, use or set off or as a result of the non-availability of such Completion Accounts Relief; or

(iii)	if in such accounting period no Tax would otherwise have been saved because of an insufficiency of income, profits or gains, or Tax thereon, against which such Completion Accounts Relief could have been offset, the Tax that would otherwise have been saved for the accounting period or periods in which income, profits or gains or Tax thereon arises or arose against which such Completion Accounts Relief could have been offset but for such denial, cancellation, modification, reduction, loss, use or set off or as a result of the non-availability of such Completion Accounts Relief;

(b)	in the case of a Tax liability within paragraph 1.6(c), the amount of Tax for which the Company would but for such use or setting-off have been liable and in respect of which a claim could have been made against the Seller under this covenant.

3.	LIMITATIONS AND EXCLUSIONS

The Seller shall not be liable under the covenants contained in paragraph 2 or in respect of a breach of any of the Tax Warranties in respect of any Tax liability of the Company or any liability under paragraphs 2.1(e) or 2.1(f):

(a)	unless the Purchaser has given the Seller written notice on or before the seventh anniversary of the Completion Date giving reasonable details of the Tax Claim as the Purchaser then has; or

(b)	to the extent that specific provision in respect thereof has been made in the Completion Accounts or to the extent that such liability has specifically been taken into account in the Completion Accounts;

(c)	to the extent that such Tax liability arises or is increased or that any specific provision or specific reserve which has been made in the Completion Accounts is insufficient by reason of the imposition of Tax or any increase in rates of Tax or any change in law or any Tax Authority’s published practice or procedure in any such case after Completion with retrospective effect; or

(d)	to the extent that it would not have arisen but for a voluntary act, omission, transaction or arrangement of the Purchaser (or its successors in title to the Shares) or of the Company, occurring after Completion and provided the Purchaser or the Company or any of its advisers, employees or directors knows or should have known such voluntary act, omission or transaction could reasonably be or have been expected to give rise to such Tax liability and a reasonable alternative course of action was available to the Purchaser or the relevant Group member which could be expected not to give rise to a Tax liability of such amount other than any voluntary act, omission or transaction carried out or effected:

(i)	under a legally binding obligation created on or before Completion;

(ii)	in order to comply with any law;

(iii)	in the ordinary course of the business carried on by the Company as at Completion;

(iv)	at the written request or with the written consent of the Sellers; or

(v)	pursuant to clauses 24.2, 24.3 and 24.4 of the Agreement;

(vi)	or the sale of shares and other acts and transactions referred to in the Agreement;

(e)	to the extent that the Tax liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of any Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent, or to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion, the anticipated making, giving or doing of which was taken into account in computing the provisions for Tax in the Completion Accounts and which was specifically disclosed to the Purchaser at least 20 Business Days prior to any relevant deadline for the making, giving or doing of such; or

(f)	to the extent that any Relief (other than a Completion Accounts Relief or a Post Completion Relief) is available to the Company to set against or otherwise mitigate the Tax liability or would be available but for the Company or the Purchaser using the Relief (other than a Completion Accounts Relief or a Post Completion Relief) to set against or reduce a Tax liability for which the Seller is not liable hereunder; or

(g)	to the extent that the Tax liability would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given after Completion by the Company under provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Completion Accounts and which was specifically disclosed to the Purchaser at least 20 Business Days prior to any relevant deadline for the making, giving or doing of such; or

(h)	to the extent that any “Relevant Amount” as defined in paragraph 10.4 of this Schedule 6 falls to be set off against it; or

(i)	to the extent that the amount of the Tax liability has been reduced by the surrender by the Seller (or any other company specified by the Seller) of Group Relief to the Company for no consideration; or

(j)	to the extent that any income profits or gains to which the Tax liability is attributable were actually and not merely deemed to have been earned, received or accrued to a Company but were not reflected in the Completion Accounts; or

(k)	to the extent recovery has been made against the Seller in respect of the same subject matter under this covenant or the Agreement; or

(l)	to the extent that the liability would not have arisen but for a cessation or, or any change on the nature or conduct of, any trade carried on by a Company, being a cessation or change occurring on or after Completion; or

(m)	to the extent that the Tax liability would not have arisen but for any change in accounting principles except where such change arises as a result of the Company’s failure to comply with generally accepted accounting principles and/or international accounting standards at any time before Completion.

3.2	The limitations and exclusions contained in this paragraph 3 shall not apply to any claim arising as a result of fraud, wilful misconduct or wilful concealment on the part of a Seller Group Company or a Group member.

4.	MANNER OF MAKING AND CONDUCT OF CLAIMS

4.1	If the Purchaser or the Company shall become aware of any Demand relating to a liability for Tax for the purposes of this covenant or the Tax Warranties the Purchaser shall as soon as reasonably practicable give notice thereof to the Seller setting out reasonable details of the Demand, but notice is not a condition precedent to the Seller’s liability under this covenant or the Tax Warranties.

4.2	Subject to paragraph 4.3, if the Seller shall, within 30 days of the date of any notice given to the Seller under paragraph 4.1 of this Schedule 6 of any such Demand, indemnify the Purchaser and the Company to the Purchaser’s reasonable satisfaction against all losses, costs, interest, damages and expenses and any further liability to Tax which may be incurred thereby, then the Purchaser shall procure that the Company will take such action as the Seller may reasonably and promptly by written notice to the Purchaser request to avoid, dispute, resist, appeal or compromise any Demand, and in connection with any action so requested by the Seller:

(a)	the Purchaser shall ensure that no substantive correspondence, pleading or other document is sent, transmitted, issued, entered into or in any way published in connection with the relevant Demand by the Purchaser or the Company without the prior approval of the Seller, such approval not to be unreasonably withheld or delayed;

(b)	the Purchaser shall ensure that no computations or returns are submitted relating to the subject matter of the Demand, and shall ensure that no agreement or compromise is reached with the relevant Tax Authority, without the prior written approval of the Seller, such approval not to be unreasonably withheld or delayed;

(c)

if any dispute arises between the Purchaser and the Seller as to whether any Demand should at any time be settled in full, or contested in whole or in part, such dispute shall be referred for determination to a Barrister, of at least 10 years call at the English Bar (and where the dispute relates to Irish tax, the Irish Bar) with relevant experience, appointed by agreement between the Purchaser and the Seller or (if they do not agree) upon the application by either party to the President for the time being of The Law Society (or the Irish Law Society in the case of Irish tax), whose determination shall be final. The Barrister so appointed shall be asked to advise whether, in his opinion (acting as an expert and not as an arbitrator) there is a reasonable case for appealing against the Demand and shall be instructed, if the dispute relates to a Demand issued by a Tax Authority outside the United Kingdom and Ireland, to obtain such advice from professional advisers of the relevant jurisdiction as he thinks necessary in order to arrive at his opinion, and also to determine how the costs of obtaining his opinion should be allocated between the parties hereto. If, but only if, such opinion is in the affirmative shall an appeal be made and that Demand not then settled. Any further dispute arising between the parties as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner.

4.3	In respect of any action referred to in paragraph 4.2 the Seller shall:

(a)	keep the Purchaser fully informed of all matters relating to the Demand and deliver to the Purchaser copies of all correspondence relating to the Demand;

(b)	obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) to:

(i)	the appointment of solicitors or other professional advisers; and

(ii)	the contents of and sending to a Tax Authority of each non-routine communication (written or otherwise) relating to the Demand; and

(c)	obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) to:

(i)	the settlement or compromise of the Demand; and

(ii)	the agreement of any matter which is likely to affect the amount of the Demand or the future liability of the Company or of the Purchaser in respect of Tax.

4.4	This paragraph 4 shall not apply to any claim arising as a result of fraud, wilful misconduct or wilful concealment on the part of a Seller Group Company or a Group member.

5.	PAYMENT OF CLAIMS

5.1	Payments by the Seller pursuant to the covenants in paragraph 2 of this Schedule 6 shall be made on the days specified in paragraph 5.2 below.

5.2	The days referred to in paragraph 5.1 above are as follows:

(a)	if the Tax liability giving rise to claim under this covenant involves an actual payment of Tax by the Company, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and five Business Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;

(b)	if the Tax liability giving rise to a claim under this covenant does not involve an actual payment of Tax:

(i)	if involving the denial, loss, reduction, modification, cancellation, use or setting off in whole or in part of an Completion Accounts Relief which is a right to repayment of Tax, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and the day on which such Tax would otherwise have been repaid;

(ii)	if involving the denial, loss, reduction, modification, cancellation, use or setting off of any other Completion Accounts Relief within paragraph 2.2 (a) of this Schedule 6 , the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and five Business Days before the date on which the Tax that would otherwise have been saved becomes due and payable to the relevant Tax Authority;

(iii)	if involving the use or setting-off of any Post-Completion Relief within paragraph 2.2(b) of this Schedule 6 the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and the day on which the Company would have had to pay the Tax to the relevant Tax Authority but for the use or set-off of the Relief in question;

(c)	in the case of a liability under paragraph 2.1(c) the day which is the later of five Business Days after the demand is made therefor by or on behalf of the Purchaser and five Business Days before the Company becomes liable to make the payment or repayment;

(d)	in any other case, five Business Days after the date on which demand is made therefore by or on behalf of the Purchaser.

5.3	For the purposes of this paragraph 5 the date on which an amount of UK corporation tax (the “Corporation Tax”) does or would become due and payable by a company, being the Company or the Purchaser, (the “Relevant Company”), shall be determined to be:

(a)	in any account period of the Relevant Company ending on or after 1 July 1999 in which the Relevant Company is a “large company” within the meaning of the Instalment Regulations, the date or dates upon which the Corporation Tax would be provided to be due and payable by Regulations 4 and 5 of the Instalment Regulations on the assumption that the Corporation Tax payable by the Relevant Company is the “total liability” of the Relevant Company for that period within the meaning of the said Regulations 4 and 5;

(b)	in any other accounting period of the Relevant Company, the date which is nine months following the end of the accounting period.

5.4	For the purposes of this paragraph 5, references to the day on which an amount of tax which is not UK corporation tax becomes due and payable to the relevant Tax Authority shall be the first day on which such Tax is required by law to be paid without incurring any penalty or liability for interest in respect thereof.

6A	TAX RETURNS AND COMPUTATIONS FOR PERIODS ENDING ON OR BEFORE 31 DECEMBER 2003

6A.1	Without prejudice to paragraph 4 (Manner of Making and Conduct of Claims) of this Schedule 6, the Seller or duly authorised agents of the Seller (at the Seller’s cost) shall be responsible for, and have the conduct of preparing, submitting to, negotiating and agreeing with all relevant Tax Authorities all Tax returns and computations of the Company, for all Tax accounting periods ending on or before 31 December 2003 (the “Pre-2003 Accounting Periods”).

6A.2	The Purchaser shall procure that the Company shall make such claims, surrenders, disclaimers and elections or give such notice or consent or do such other things as were taken into account in computing a provision for Tax in the Completion Accounts and may reasonably be directed by the Seller relating to the Pre-2003 Accounting Periods.

6A.3	The Seller and the Purchaser shall procure the provision to each other of such information and assistance which each may reasonably require of the other to prepare, submit and agree all Tax computations, returns, documents or correspondence relating to the Pre-2003 Accounting Periods.

6A.4	The Seller and the Purchaser shall deliver to each other copies of all correspondence sent to, or received from, any Tax Authority relating to the Tax computations and returns relating to the Pre-2003 Accounting Periods, as the case may be, delivery to be effected promptly on despatch, or as the case may be, receipt.

6A.5	The Purchaser covenants with the Seller to procure that the Company takes such action (including signing and authorising computations and returns) as is necessary or desirable to give effect to this paragraph 6.A.

6A.6	In relation to any action as is referred to in paragraph 6A.1, the Seller shall:

(a)	keep the Purchaser fully informed of all matters relating thereto and deliver to the Purchaser copies of all material correspondence with Tax Authorities relating thereto;

(b)	use as its advisers a firm of internationally recognised accountants (or such other advisers as the Purchaser may agree, agreement not to be unreasonably withheld or delayed) and take such advice from such advisers as is appropriate;

(c)	submit to the Purchaser for comments all material correspondence and documents which it intends to submit to a Tax Authority and take into account all such reasonable comments as the Purchaser may make;

(d)	not submit to a Tax Authority any such correspondence or documents, or agree any matter in relation to the Pre-2003 Accounting Periods without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed and for the avoidance of doubt the Purchaser’s approval shall be deemed not to be unreasonably withheld where the Purchaser reasonably considers that such documents or correspondence are not true, accurate and lawful in all respects.

6B	TAX RETURNS AND COMPUTATIONS (OTHER THAN THOSE REFERRED TO IN PARAGRAPH 6A)

6B.1	Without prejudice to paragraph 4 (Manner of Making and Conduct of Claims) the Purchaser or duly authorised agents of the Purchaser shall (at the Seller’s cost in respect of the UK Companies for the 2004 Accounting Period as defined in paragraph 6B.1(a) below, such costs to be approved by the Seller prior to being incurred, and at the Purchaser’s cost in respect of the Non UK Companies and in respect of the UK Companies for the Straddling Period as defined in paragraph 6B.1(b) below and for the Post Completion Accounting Periods as defined in paragraph 6B.1(c) below) have the responsibility for, and the conduct of, preparing, submitting, negotiating and agreeing with the Tax Authorities, all outstanding Tax computations and returns of the Company for all Tax accounting periods:

(a)	starting on 1 January 2004 and ending on 31 December 2004 (the “2004 Accounting Period”);

(b)	starting on or before Completion and ending after Completion (the “Straddling Period”);

(c)	and all accounting periods thereafter (the “Post Completion Accounting Periods”).

6B.2	The Purchaser shall deliver to the Seller copies of all material correspondence sent to, or received from, any Tax Authority relating to the Tax computations relating to the 2004 Accounting Period and the Straddling Period, delivery to be effected promptly on despatch, or as the case may be, receipt.

6B.3	The Seller covenants with the Purchaser to take such action (including signing and authorising computations and returns) in relation to the 2004 Accounting Period and the Straddling Period as is necessary or desirable to give effect to this paragraph 6B.

6B.4	In relation to any action as is referred to in paragraph 6B.1 in relation to the 2004 Accounting Period and Straddling Period, the Purchaser shall:

(a)	keep the Seller fully informed of all matters relating thereto and deliver to the Seller copies of all material correspondence with Tax Authorities relating thereto;

(b)	submit to the Seller for comments all material correspondence and documents which it intends to submit to a Tax Authority and take into account all such reasonable comments as the Seller may make.

6B.5	The Seller and the Purchaser shall provide or ensure the provision to each other of information and assistance which may reasonably be required to prepare, submit and agree all Tax computations, documents or correspondence in each case relating to the 2004 Accounting Period, the Straddling Period and Post-Completion Accounting Periods.

7.	NO WITHHOLDINGS, ETC

7.1

All sums payable by either party under this Schedule (and all sums payable by the Seller under the indemnities at clauses 8.2, 9.2(d), 9.3, 9.5, 9.7(a), 13.6(a), 13.6(b), 13.17(b), 14.1(b), 16.10 and 17.4 of this Agreement) shall be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law (except insofar as such deduction or withholding relates to a payment of interest) the payer shall be obliged to pay to the payee such amount as will ensure that, after any such deduction or withholding has been made, the payee shall have received a sum equal to the amount that the payee would otherwise have received in the absence of any such deduction or withholding, as reduced by any credit to which the payee may be entitled on account of such deduction or withholding.

7.2	If any competent Tax Authority charges to Tax any sum paid (the “original payment”) to the payee under this Schedule (and all sums payable by the Seller under the indemnities at clauses 8.2, 9.2(d), 9.3, 9.5, 9.7(a), 13.6(a), 13.6(b), 13.17(b), 14.1(b), 16.10 and 17.4 of this Agreement) the payer shall (except insofar as such charge to Tax relates to a payment of interest) be obliged to pay to the payee such additional amount (the “additional payment”) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be made three Business Days after the payee has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of a Relief provided that if the Purchaser shall have assigned the benefit in whole or in part of the Agreement then the liability of the Seller under this clause 7 shall be limited to that (if any) which it would have been had no such assignment taken place.

8.	PURCHASER’S WARRANTY AND INDEMNITY

8.1	The Purchaser warrants and represents to the Seller that the Purchaser does not intend to permit the corporation tax liabilities of the Company to the extent provided for in the Completion Accounts and to the extent payable by the Company and/or its subsidiaries to remain undischarged, and that it is not entering into this transaction on the assumption referred to in section 767AA(2) of the ICTA 1988.

8.2	The Purchaser hereby covenants with the Seller that it will indemnify each Relevant Person and keep indemnified against any liability arising pursuant to:

(a)	section 767A of the ICTA 1988, in circumstances where the taxpayer company (as defined in section 767(A)(1)) is the Company; or

(b)	section 767AA of the ICTA 1988, in circumstances where the relevant transferred company or associated company as defined in section 767AA is the Company; or

(c)	section 132 of the FA 1988, in circumstances where the Company ceases to be resident in the United Kingdom after Completion; or

(d)	section 190 of the TCGA 1992, in circumstances where the unpaid tax referred to in section 190(1) is first assessed on the Company,

to the extent that the corporation tax to which the liability relates:

(i)	has been the subject of a claim by the Purchaser hereunder which has been satisfied; or

(ii)	is one in respect of which the Seller has (disregarding any limit on the amount of such liability) no liability hereunder.

8.3	For the purposes of this paragraph 8, a “Relevant Person” is:

(a)	any person who at any time in the three year period prior to Completion had control of the Company; or

(b)	any company of which the person mentioned in paragraph (a) above has at any time in the three year period prior to Completion had control.

8.4	The Seller shall not make a claim under this paragraph 8 to the extent it has recovered the Taxation in question under section 767B(2) of the ICTA 1988 and to the extent that it recovers any amount under paragraph 8 it shall not seek to recover payment under 767B(2) of the ICTA 1988.

8.5	The covenant set out in paragraph 8.2 shall not apply to any Taxation in respect of which the Purchaser is entitled to bring a claim against the Seller under this covenant or under the Tax Warranties.

8.6	Subject to paragraph 8.8, the Purchaser hereby covenants with the Seller to pay to the Seller an amount equal to any liability or increased liability to Tax of any Seller Group Company which arises as a result of or by reference to any reduction or disallowance of Group Relief that would otherwise have been available to the Seller Group Company where and to the extent that such reduction or disallowance occurs as a result of or by reference to:

(a)	any total or partial withdrawal effected by the Company after Completion of any surrender of Group Relief to the Seller Group Company that was submitted by the Company to a Tax Authority on or before Completion in respect of any accounting period ended on or before Completion; or

(b)	any total or partial disclaimer made by the Company after Completion of any capital allowances or of any other Relief available to the Company in respect of any accounting period ended on or before Completion, save where any such withdrawal or disclaimer is made at the express written request of the Seller.

8.7	If the Purchaser becomes liable to make a payment pursuant to paragraph 8 the payment shall be made the day which is the later of five Business Days after demand is made therefor by or on behalf of the Seller and five Business Days before the date on which the Tax becomes due and payable to the relevant Tax Authority.

8.8	The Purchaser shall not be obliged to make any payment under paragraph 8.6 to the extent:

(a)	of any repayment made by the Company to the relevant Seller Group Company of any amounts previously paid by such Seller Group Company to the surrendering Company by way of consideration for such surrender; or

(b)	there is an agreement in place between the relevant Seller Group Company and the surrendering Company in respect of any surrender of Group Relief.

9.	CORRESPONDING SAVINGS AND REFUNDS

9.1	If any Tax liability which has resulted in a payment having been made by the Seller under this covenant or for breach of any of the Tax Warranties has given rise to a Relief for the Company or the Purchaser which would not otherwise have arisen, then:

(a)	the Purchaser shall procure that full details of such Relief are given to the Seller as soon as reasonably practicable; and

(b)	to the extent that the liability of the Purchaser or the Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief from the amount that such liability would have been but for the availability of such Relief, the Purchaser shall, on or as soon as reasonably practicable after the date when the Purchaser or the Company would have been under an obligation to pay the Tax liability so reduced, make a repayment to the Seller of an amount equal to the lower of the amount by which such liability is so reduced and the amount of the payment referred to at the beginning of this paragraph 9.1 made by the Seller.

9.2	If the Seller at any time pays to the Purchaser an amount pursuant to a claim under this covenant or under the Tax Warranties and the Purchaser or the Company is or becomes entitled to recover from some other person (other than the Company or the Purchaser, but including any Tax Authority) any sum in respect of the matter giving rise to such claim (other than by reason of any Relief which arises in respect of an Event occurring after Completion or which was taken into account in fixing the amount of the Tax provision (or in determining that no Tax provision was necessary) in the Completion Accounts), the Purchaser, if so required by the Seller, will (and will procure that the Company will), at the cost of the Seller and upon the Seller providing security to the reasonable satisfaction of the Purchaser and agreeing to indemnify the Seller against all costs which may thereby be incurred, take all reasonable steps to enforce such recovery and the Purchaser shall promptly following such recovery repay to the Seller the lesser of:

(a)	the sum so recovered by the Purchaser or the Company from such other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered, but less any costs of recovery not previously reimbursed, and less any Tax chargeable on the sum recovered); and

(b)	the amount referred to above paid by the Seller to the Purchaser.

10.	OVER PROVISIONS

10.1	If the Seller shall become liable in respect of any claim arising under this schedule, credit shall be given to the Seller against such liability for the amounts referred to in paragraph 10.2 below which shall be dealt with in accordance with paragraph 10.4 below.

10.2	The amounts referred to in paragraph 10.1 above are:

(a)	the amount by which any provision for Tax contained in the Completion Accounts proves to be an over provision;

(b)	the amount by which the right to any repayment of Tax to the Company by the Inland Revenue or any other Tax Authority reflected in the Completion Accounts proves to be understated (or if no amount is stated, the amount of any repayment of Tax to the Company relating to the period prior to Completion) provided that this does not arise as a result of any use of a Post-Completion Relief.

10.3	If the Purchaser becomes aware that there are or may be such amounts as are referred to in paragraph 10.2 above, it shall (or shall procure that the Company shall) promptly inform the

Seller of that fact. If the auditors for the time being of the Company are requested by either of the parties hereto to certify any of such amounts as are referred to above the relevant party shall procure that the auditors are instructed to give and shall (at the expense of the party requesting) give as soon as practicable such certificate and in so doing they shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties hereto.

10.4	Where it is provided under paragraph 10.1 above that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 10:

(a)	the Relevant Amount shall first be set off against any payment then due from the Seller under this covenant, and reduce or eliminate the liability against which it is so set-off, pursuant to paragraph 3(h) of this Schedule 6 ; and

(b)	to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 10.4(a) above a refund shall be made to the Seller of any previous payment or payments by the Seller under this covenant and not previously refunded under this paragraph 10.4(b) up to the amount of such excess; and

(c)	to the extent that the excess referred to in paragraph 10.4(b) above is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this covenant and reduce or eliminate the liability against which it is so set-off, pursuant to paragraph 3(h) of this Schedule 6.

10.5	Where any such certification as is mentioned in paragraph 10.3 above has been made, the Seller or the Purchaser may (at their own expense) request the auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

10.6	If the auditors certify under paragraph 10.5 above that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 10.4 above as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as practicable by the Seller or the Purchaser, as the case may be.

10.7	If a Relief arises or becomes available to a Company, in respect of any period occurring, or in respect of any income, profits or gains accrued or received, prior to Completion, as a consequence of any change in the actual provision made or imposed between two persons and which is required to be made in respect of UK Taxation pursuant to Schedule 28AA ICTA 1988 or, in respect of non-UK Taxation, an equivalent provision in a relevant jurisdiction, and which would not otherwise have arisen and which does not give rise to an equivalent (but opposite) corresponding adjustment or provision in another Company, then the Purchaser shall procure that full details of such Relief are given to the Seller as soon as reasonably practicable.

10.8	To the extent that the liability of the Purchaser or any Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief referred to in clause 10.7 above, or to the extent that the Purchaser or any Company becomes entitled to a credit or refund in respect of Tax by reason of such Relief, the amount of such Relief shall be deemed a Relevant Amount and shall be dealt with in accordance with clause 10.4 above.

11.	FURTHER OBLIGATIONS AND MITIGATION

11.1	The Seller may by notice in writing to the Purchaser elect to mitigate or eliminate any liability under this covenant or for breach of any of the Tax Warranties by surrendering or procuring the surrender to the Company of any Relief (other than a Completion Accounts Relief or Post Completion Accounts Relief) to the extent permitted by law but without any payment being made in consideration of the surrender, and the Seller shall be absolved from all liability under this Agreement to the extent of the amount of Tax liability relieved by such surrender. The Purchaser shall procure that the Company takes all such steps as the Seller may reasonably require to permit and effect any such surrender.

11.2	The Purchaser undertakes that it will procure that the Company preserves, and affords to the Seller reasonable access to, all documents, records, correspondence, accounts and other information whatsoever as is in the possession or control of the Purchaser or any Company in respect of or relevant for the purpose of determining the liability to Tax of the Company or any Seller Group Company.

11.3	Without prejudice to paragraph 11.2, the Purchaser will co-operate in good faith with, and will procure that the Company co-operates with, and will provide all such information and assistance reasonably requested by, the Seller in relation to any enquiry, investigation or dispute with a Tax Authority which may give rise to a liability to Tax for any Seller Group Company in relation to the provision of remuneration or incentive arrangements to employees of the Company or any Seller Group Company.

11.4	On the written request from any Company or any Purchaser Group Company the Seller undertakes to provide such Company or Purchaser Group Company with sufficient information which is within its power, possession or control to enable such Company or Purchaser Group Company to satisfy its obligations to account within the appropriate time limits for any Tax liabilities due in any jurisdiction in respect of any Employees, Undisclosed Employees, UK Employees, GOS Employees, former employees, directors and former directors of the Group in connection with their participation in the BAMH Incentive Schemes.

12.	SURRENDER OF RELIEFS

12.1	The Purchaser shall procure that, to the extent that it can lawfully do so, the Company:

(a)	accepts from the Seller, or any other company not included in the definition of the Company hereunder and specified by the Seller, the surrender of any Group Relief as the Seller may direct in respect of an accounting period of the Company commencing before Completion; and

(b)	surrenders any Group Relief to any company not included in the definition of the Company hereunder, specified by the Seller, in respect of any accounting period of the Company commencing before Completion.

12.2	Subject to paragraph 12.3 below, for a surrender under paragraph 12.1(a) above, the Purchaser shall procure that the Company pays to the Seller, or as the Seller directs, an amount equal to the Tax saved by the Company in consequence of such surrender save to the extent that the surrender is treated as having reduced the amount recoverable from the Seller in accordance with paragraph 3 of this Schedule 6 in respect of any Tax liability for which a claim could have been made against the Seller under this covenant.

12.3	Payment under paragraph 12.2 shall be made on the date or, if the Corporation Tax (Instalment Payments) Regulations 1998 apply, the dates, on which the corporation tax liability of the Company in respect of the accounting period to which the surrender relates is, or but for the surrender would have been, due and payable provided that if the amount of Tax relieved is subsequently shown to have been less than the amount so paid (as a result of the relief being unavailable for surrender or incapable of off-set) then the sum by which the amount paid exceeds the amount of Tax relieved shall be repaid by the Seller to the Company.

12.4	No payment shall be made for a surrender under paragraph 12.1(b) above.

12.5	No surrender of Group Relief shall be made under paragraph 12.1(b) if the surrender would give rise to a Tax liability of the Company for which the Purchaser could make a claim under this covenant or under the Tax Warranties.

13.	VAT

13.1	In this paragraph:

“Seller Group” means the Seller, any holding company of the Seller and any subsidiary undertakings of the Seller or such holding company;

“BAM VAT Group” means the VAT group with VAT registration number 653 683301.

13.2	The Purchaser covenants (for itself and for the Company) with the Seller (for itself and for each member of the Seller Group which is also a member of the BAM VAT Group at Completion) that where the representative member of the BAM VAT Group for the time being is liable to account for any VAT in its capacity as representative member of the BAM VAT Group after Completion then to the extent that such VAT is attributable to supplies (including self supplies) made by or to or importations or acquisitions made by the Company up to and including Completion the Purchaser shall, or shall procure that the Company shall to the extent such amount is included in the Completion Accounts pay to the representative member of the BAM VAT Group for the time being a sum equal to so much of the amount to be so accounted for as is so attributable no later than five Business Days before the date on which the representative member of the BAM VAT Group for the time being is liable to account for it.

13.3	The Seller covenants (for itself and each member of the Seller Group which is also a member of the BAM VAT Group at Completion) with the Purchaser (for itself and for the Company) that where there is an excess of input tax over output tax (as, those terms are defined in section 24 VATA) in respect of supplies (including self supplier) made by or to or importations or acquisitions made by the Company up to and including Completion, the Seller shall to the extent such amount is included in the Completion Accounts pay or procure the payment to the Company a sum equal to such excess no later than five Business Days before the date on which the representative member of the BAM VAT Group for the time being is liable to account for VAT.

13.4	The deeming provisions of section 43(1) of the VATA shall be disregarded in determining for the purposes of this paragraph 13 what supplies or importations have been made or are deemed to have been made by or to any person.

13.5	The Seller covenants with the Purchaser that as soon as reasonably practicable after the date of the Agreement it will notify H M Customs & Excise that the Company will cease to be under its control with effect from Completion and that it shall use all reasonable endeavours to secure that the date on which the Company ceases to be treated as a member of the BAM VAT Group falls on or before Completion.

13.6	The Seller undertakes with the Purchaser and the Purchaser undertakes with the Seller that it will on request promptly supply or procure that there is supplied to the other all information, particulars and access to the copies of records relevant to any liability of the parties under this paragraph 13.

13.7	The Purchaser undertakes to procure that the Company shall not, after Completion, in respect of VAT accounting periods beginning prior to but not ended before Completion, admit liability to or pay or settle any claim for VAT or agree any allowance or disallowance of credit for or refund of VAT which could be relevant to any liability of the Seller under this paragraph (together referred to as a “Relevant Claim”) unless it shall have obtained the consent of the Seller to do so, such consent not to be unreasonably withheld or delayed, and if the Purchaser shall become aware of any Relevant Claim or of circumstances likely to give rise to a Relevant Claim, it shall promptly give written notice thereof to the Seller.

13.8	Notwithstanding any other provision of this Agreement, if any payment (including a payment of interest or repayment supplement) is made by any relevant Tax Authority to any Company or any member of the Purchaser’s Group in respect of claims filed by ING UK Holdings Limited or any Seller Group Company in respect of VAT charged on services provided to investment trusts (a “VAT Refund”) before Completion, the Purchaser shall forthwith upon receipt of such sum by that Company or relevant member of the Purchaser’s Group pay to the Seller an amount equal to the full amount of the VAT Refund.

Part B - Tax Warranties

References to the “Company” shall mean and include references to the Company and each of the Subsidiary Undertakings separately as if each Subsidiary Undertaking was referred to expressly in place of the Company and references to a “Company” or to any “Company” shall mean and include a company or, as the case may be, any company which is within this definition of the “Company”;

1.	RESIDENCE/OVERSEAS ACTIVITIES

The Company is and has always been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has never been resident in any other jurisdiction, or traded through a branch, agency or permanent establishment situated outside that jurisdiction.

2.	SECONDARY LIABILITIES

The Company is not, and so far as the Seller is aware will not become, liable to pay any Tax or to be deprived of any Relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or person is or was primarily liable.

3.	CLOSE COMPANY

The Company is not, nor has it been in respect of any accounting period ended within six years prior to the date of signing of this Agreement, a close company within section 414 of the ICTA 1988 or within section 430 of the TCA.

4.	CONSEQUENCES OF LEAVING A GROUP

No charge to Tax under section 179 of the TCGA or under section 623 of the TCA or otherwise, and no contingent liability pursuant to section 179(6) of the TCGA or pursuant to section 623(6) of the TCA, will arise in the Company as a result of entering into and Completion of this Agreement.

5.	VAT

The Company is registered for VAT purposes as part of a group of which ING Intermediate Holdings Limited is the representative member but no act or transaction has been effected, and no circumstances exist, in consequence whereof the Company is or may be held liable by the Commissioners of Customs and Excise for any VAT calculated by reference to the supply of goods or services by or to any other company.

6.	STAMP DUTY

All documents which establish or are necessary to establish the title, right or interest of the Company to any asset, and which attract stamp duty or any similar foreign tax or duty, have been properly stamped, and the Company has duly paid all stamp duty and similar taxes or duties in other countries (including without limitation, Ireland) to which it is, has been, or may be made, liable.

7.	ADDITIONAL MISCELLANEOUS TAX WARRANTIES

7.1	The Company has paid all Tax which it has become liable to pay and is not, and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax which remains undischarged.

7.2	The Company has within applicable time limits made all returns, provided all material information and maintained all material records in relation to Tax as it is required to make, provide or maintain and has fully complied on a timely basis with all material notices served on it and any other requirements lawfully made of it by any Tax Authority.

7.3	The Company is not and so far as the Seller is aware does not expect to be involved in a dispute with a Tax Authority in relation to Tax. No Tax Authority has investigated on a non-routine basis or indicated that it intends to investigate on a non-routine basis the Company’s Tax affairs.

7.4	No Company, nor any company of which the Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA (election to waive exemption), has elected to waive exemption under paragraph 2 of Schedule 10 in relation to any land except as disclosed in the Disclosure Letter.

7.5	Where relief under Chapter 1 of Part 14 of the TCA has been claimed by International Fund Managers (Ireland) Limited, such relief was claimed on a correct and proper basis.

7.6	Any certificate issued to International Fund Managers (Ireland) Limited by the Irish Minister for Finance under the provisions of section 446(2) of the TCA or any previous enactment thereof, remains in force and no act, omission, event or circumstance has arisen or occurred which might cause the Minister to revoke the certificate.

SCHEDULE 7

Pensions

PART A - UNITED KINGDOM

1.	Definitions

In this Schedule the following words and expressions shall unless the context otherwise requires have the meanings set opposite them:

“Earnings Cap” means the sum prescribed at the relevant time for the purposes of section 590C of ICTA 1988;

“Purchaser’s Scheme” means the retirement benefits scheme nominated, established or to be established by or at the instance of the Purchaser in accordance with paragraph 3 of this Schedule;

“Relevant Employees” means those Employees who are active members of the Seller’s Scheme immediately before the Completion Date and become employed by the Purchaser on the Completion Date;

“Seller’s Group Life Scheme” means the Group’s Group Life Scheme.

“Seller’s Scheme” means the Group’s Scheme and in relation to each Relevant Employee means whichever of the DB Section or the DC Section he or she is a member.

2.	Seller’s Scheme

2.1	It is hereby agreed that:

(a)	each of the Relevant Employees shall with effect on and from the Completion Date cease to be members (i) in pensionable service and (ii) covered for death in service and disability benefits under the Seller’s Scheme;

(b)

the Seller shall procure that with effect on and from the Completion Date each of the Relevant Employees who immediately before the Completion Date was an active member of the DB Section of the Seller’s Scheme is provided with a vested deferred benefit under the Seller’s Scheme such that (i) the deferred pension at the Completion Date shall be calculated on the basis that the Relevant Employee leaves pensionable service on the Completion Date using the Relevant Employee’s actual period of pensionable service under the Seller’s Scheme (including any period of notional pensionable service credited before the Completion Date under the Seller’s Scheme on transfer in or otherwise) [*confidential treatment requested/material filed separately*] (or such lesser proportion being the maximum proportion that produces a benefit within Inland Revenue limits under the Seller’s Scheme) (with revaluation in deferment, pension increases and dependants’ pension under the Seller’s Scheme applied to the augmented pension) except that any notional pensionable service granted under the Seller’s Scheme on transfer in or otherwise shall be excluded from the calculation of the [*confidential treatment requested/material filed separately*] in pensionable service and (ii) should the Relevant Employee wish to draw such deferred pension on a date after the Completion Date but before the date on which the Relevant Employee reaches age 60 (but after reaching age 50 or such higher minimum age as may then be lawful) (such date being the Relevant Employee’s “early retirement date”) then such Relevant Employee shall be entitled to early payment of such deferred pension commencing on the Relevant Employee’s early retirement date, subject to a reduction in respect of the period between the Relevant Employee’s early retirement date and the date on which the Relevant Employee will reach the age of 60 of 3% per annum compound;

(c)	the Seller shall use all reasonable endeavours to procure that each of the Relevant Employees to whom paragraph 2(b) of this Schedule applies is issued as soon as practicable after the Completion Date with a statement of his accrued rights and options under the Seller’s Scheme, including the effects of the arrangements referred to in paragraph 2(b) of this Schedule;

(d)	the Seller shall procure that such sums as are required by the trustees of the Seller’s Scheme in respect of the augmentations referred to in paragraph 2(b) of this Schedule are paid by or on behalf of the Seller to the trustees of the Seller’s Scheme;

(e)	the Seller shall procure that each Relevant Employee to whom paragraph 2(b) of this Schedule applies shall, subject to the Rules of the Seller’s Scheme, be entitled if he or she so elects in accordance with the terms of the Seller’s Scheme to have a transfer value paid by the Seller’s Scheme which is equal to the cash equivalent (determined in accordance with the provisions of the Pension Schemes Act 1993) of the Relevant Employee’s accrued rights under the Seller’s Scheme, including the effect of the augmentations referred to in paragraph 2(b) of this Schedule; and

(f)

the Seller shall procure that each of the Relevant Employees who is an active member of the DC Section of the Seller’s Scheme immediately before the Completion Date shall be entitled under the Seller’s Scheme at the Completion Date to a vested accrued benefit (and any rights to transfer or otherwise derived therefrom) under the Seller’s Scheme equal to the member’s account held at that date in relation to that Relevant Employee, subject to future investment gains and losses. The Seller shall procure that any Rule of the Seller’s Scheme requiring that a Relevant Employee should have served a minimum period of pensionable service for the purpose of qualifying for a vested benefit under the Seller’s Scheme shall be waived or be deemed to have been satisfied where the Relevant Employee’s period of pensionable service is of shorter duration.

3.	Purchaser’s Scheme

3.1	The Purchaser hereby undertakes that with effect from a date not later than the Completion Date it will have nominated or established a retirement benefits scheme:

(a)	which is approved or capable of approval under Chapter I of Part XIV of the Taxes Act; and

(b)	which provides benefits for and in respect of each Relevant Employee and periods of employment on and after the Completion Date on terms that:

(i)	for each Relevant Employee who was an active member of the DC Section of the Seller’s Scheme immediately before the Completion Date defined contribution pension benefits to which employee contributions are payable under the Purchaser’s Scheme in order to qualify for employer service-related additional contributions at rates respectively notified to the Seller by the Purchaser prior to the date of this Agreement and for the purpose of determining eligibility under the Purchaser’s Scheme for future increases in service-related employer contributions service under the Seller’s Scheme (excluding any period of notional pensionable service credited before the Completion Date under the Seller’s Scheme on transfer-in or otherwise) before the Completion Date shall be taken into account;

(ii)

for each Relevant Employee who was an active member of the Seller’s Group Life Scheme or an active member of the DB Section of the Seller’s Scheme immediately before the Completion Date (which may include Relevant Employees who were also members of the Seller’s Scheme immediately before the Completion Date) the lump sum benefits that are to be provided by the Purchaser’s Scheme following the death of the Relevant Employee whilst employed by the Purchaser shall be equal to nine times the Relevant Employee’s basic salary (subject, if applicable, to the Earnings Cap) plus a refund of member’s contributions and the cost of such benefits in excess of the Relevant Employee’s fund under the Purchaser’s Scheme shall be borne by the employer under the Purchaser’s Scheme in addition to the contribution referred to in (i) or (iv) of this paragraph;

(iii)	for each Relevant Employee who was an active member of the DB Section of the Seller’s Scheme immediately before the Completion Date the Purchaser shall after Completion provide long term disability or permanent health insurance benefits under the Purchaser’s long term disability scheme and the entire cost of such benefits shall be borne by the employer of the Relevant Employee;

(iv)	for each Relevant Employee who was an active member of the DB Section of the Seller’s Scheme immediately before the Completion Date, defined contribution pension benefits to which employee contributions are payable under the Purchaser’s Scheme in order to qualify for employer age and service-related additional contributions at rates respectively notified to the Seller by the Purchaser prior to the date of this Agreement and for the purpose of determining eligibility under the Purchaser’s Scheme for future increase in service-related employer contributions service under the Seller’s Scheme (excluding any period of notional pensionable service credited before the Completion Date under the Seller’s Scheme on transfer-in or otherwise) before the Completion Date shall be taken into account;

(v)	each Relevant Employee who joins the Purchaser’s Scheme pursuant to (i) or (iv) above shall have his or her basic salary increased by 3% (or, if less, 3% of the Earnings Cap for Relevant Employees subject to the Earnings Cap) with effect from the Completion Date; and

(c)	which is a contracted-out scheme (as defined in the Pension Schemes Act 1993).

3.2	The Purchaser shall procure that before the Completion Date each of the Relevant Employees will be offered membership of the Purchaser’s Scheme on the terms referred to in paragraph 3.1 with effect from the Completion Date, such offer of membership to be accepted by a date falling nor more than 14 days after the Completion Date.

PART B - GUERNSEY

4.	It is hereby acknowledged and agreed that the following members of the Guernsey Scheme [*confidential treatment requested/material filed separately*] shall cease to be in pensionable service under that scheme with effect on and from the Completion Date [*confidential treatment requested/material filed separately*].

PART C - INDEMNITY

5.	The Seller undertakes to pay to the Purchaser (by way of an adjustment to the Consideration payable in accordance with clause 3) an amount equal to the Indemnified Costs. “Indemnified Costs” means all loss, liabilities and costs of any Group member, the Purchaser or of any company which is or has been a subsidiary of the Purchaser’s holding company or of the trustee (if any) of the Irish Schemes in respect of any person who became an employee of any Group member on or after 1 May 2003 claiming membership of the Irish DB Scheme.

SCHEDULE 8

Guarantees

CHART OMITTED

SCHEDULE 9

Net Asset Calculation

1.	Form and Content of Net Asset Statement

1.1	The Net Asset Statement shall comprise a statement of the consolidated net assets of the Group and be drawn up in the form set out in Schedule 10.

2.	Accounting Policies

2.1	The Net Asset Statement shall be drawn up in accordance with:

(a)	the specific accounting treatments set out in paragraph 3 below; and, subject thereto;

(b)	on a basis consistent with the Accounts;

(c)	in accordance with UK GAAP;

(d)	for the avoidance of doubt, paragraph (a) shall take precedence over paragraphs (b) and (c), and paragraph (b) shall take precedence over paragraph (c); and

(e)	the method of consolidation used in preparing the consolidated financial statements of the Group as at 31 December 2003 prepared by the Company.

3.	Specific Accounting Policies

3.1	The Net Asset Statement shall be drawn up on a going concern basis as at 17:00 GMT on the Completion Date or in the event that the Completion Date is not a month end the last month end immediately prior to the Completion Date.

3.2	The Net Asset Statement will exclude (i) any effects of the change of control or ownership of the Group contemplated by this Agreement

3.3	The Net Asset Statement shall be expressed in UK£. Amounts for Group Companies whose accounts are kept in other currencies shall be translated into UK£ at the spot rate of exchange (the closing mid-point) for that currency into UK£ on the Completion Date at the rate quoted by Barclays Bank at 10.00 am (London time) on the Completion Date.

3.4	Fixed assets

(a)	No changes will be made to the asset lives and resulting depreciation rates from those used in the Accounts.

(b)	No reclassification of fixed assets will be made, from the classification made in the Audited Accounts.

(c)	No impairment provisions are to be made against the carrying value of fixed assets unless further facts, matters or circumstances arise or have arisen between 30 September 2004 and the Completion Date which give rise to the requirement to make a provision.

3.5	No impairment provisions are to be made against the carrying value of investments unless further facts, matters or circumstances arise or have arisen between 30 September 2004 and the Completion Date which give rise to the requirement to make a provision.

3.6	For the avoidance of doubt, no provisions for pension funding deficits, or surpluses or liabilities arising from pension scheme deficits, or assets arising from pension scheme surpluses on any basis, shall be included within the Net Asset Statement.

3.7	No general provision for bad or doubtful debts shall be made in relation to loans and advances to banks or loans and advances to customers. For the avoidance of doubt, specific reserves may be made based on facts, matters or circumstances that arise or have arisen between 30 September 2004 and the Completion Date resulting in the likelihood that individual loans or advances may not be fully collected.

3.8	The accrual for corporation tax for the period to the Completion date will be calculated on the basis that the Completion date is an end of accounting period date for tax purposes.

3.9	No new provision or increase to any existing provision shall be made in the Net Asset Statement for any litigation, claim or dispute which is disclosed in or by the Disclosure Letter.

3.11	No provision shall be made for the matters referred to in clause 17.4.

3.12	To the extent that any deferred tax asset arises in relation to any payments made under clause 5.5(i) then such deferred tax asset shall be recognised in full in the Net Asset Statement.

3.13	To the extent any liability of the Group relating to the LTIP for the financial years 2004 or 2005 (including any arising on the winding up of such schemes) have not been fully settled by Completion, an appropriate provision or reserve shall be made including but not limited to the amounts due to be paid by the Group under clause 9.13 of this Agreement.

3.14	For the avoidance of doubt to the extent that any payments are made by the Group to any Seller Group Company in respect of the guarantees referred to in clause 8.3(b) between the date hereof and the Completion Date such payments shall not be taken into account for the purpose of preparing the Net Asset Statement.

SCHEDULE 10

Form of Net Asset Statement

FSG Limited (consolidated)
£
Non Current Assets
Fixed assets
Investments

Current Assets
Loans and Advances to Banks - Group Companies - Banks

Loans and Advances to Customers - Loans - Overdrafts - Group Companies
Investments
Trade debtors
Prepayments and accrued income
Other debtors
Amounts owed by group companies
Deferred taxation

Cash at bank
Cash at bank: group company

Current Liabilities
Deposits by banks - Banks - Group Companies
Trade creditors
Customers Accounts - Third parties - Group Companies
Accruals and deferred income
Amounts owed to group companies
Other creditors including taxation

Liabilities > 1 year
Other creditors including taxation

Net Assets

SCHEDULE 11

Run Rate Revenues Calculation

1.1	In this Schedule 11:

(a)	“Client “ means an Existing Client or a New Client;

(b)	“Customer Agreement” means a customer contract between any Group member and a client for the provision of services to a Client as part of the Business;

(c)	“Existing Client” means a client of the Group which has [*confidential treatment requested/material filed separately*] in each case as at the Relevant Date;

(d)	subject to paragraph 1.2 below, “New Client” means a client of the Group who has [*confidential treatment requested/material filed separately*], in each case as at the Relevant Date;

(e)	“Recurring Revenues” has the meaning set out in paragraphs 3 to 6 below;

(f)	“Relevant Date” means:

(i)	in respect of Initial Run Rate Revenues, 31 October 2004;

(ii)	in respect of Completion Run Rate Revenues, the Completion Date; and

(iii)	in respect of Post-Completion Run Rate Revenues, the Post-Completion Adjustment Date; and

(g)	“Day” refers to calendar day(s) throughout this schedule.

1.2	As at 31 October 2004, some prospective new clients will only have provided oral (not written) confirmation of their intention to enter into a Customer Agreement (“Oral Confirmation Clients”). Oral Confirmation Clients who are included in the draft initial Run Rate Revenues Statement provided to the Purchaser prior to the date hereof which has been initialled by the parties will be included in the calculation of the Initial Run Rate Revenues as if they were New Clients unless they fail to [*confidential treatment requested/material filed separately*] by the Completion Date.

2.	The Run Rate Revenues as at each Relevant Date shall be the aggregate Recurring Revenues of the Group from Existing Clients and New Clients, calculated in accordance with this Schedule 11.

3.	Subject to paragraph 4, the Recurring Revenues of the Group from Existing Clients as at each of the date of this Agreement and the Completion Date shall be the amount set out in the row headed “Client derived income—per client profitability schedule” (which is in respect of Existing Clients) in the relevant Run Rate Revenues Statement as at the Relevant Date and initialled by and on behalf of the Seller and the Purchaser for purposes of identification, multiplied by three in respect of the Run Rate Revenues Statement dated 31 October 2004 (as this Run Rate Revenues Statement contains revenues for the four month period prior to 31 October 2004), and multiplied by four in respect of the Run Rate Revenues Statement for the three month period prior to the Completion Date.

4.	For the purposes of calculating Recurring Revenues from Existing Clients:

(a)	for all Existing Clients who have generated revenues for a period of less than three months or four months (as the case may be) prior to the Relevant Date, an estimate shall be made of the revenues that such clients would have generated during that three (or four) month period as if such clients had been Existing Clients at the beginning of the relevant three (or four) month period and the resulting amount shall be multiplied by four (or three). The necessary adjustment for the aggregate of such clients (i.e. estimated revenues for the period for which such Existing Clients were not generating revenues) is set out in the row headed “[*confidential treatment requested/material filed separately*]” in the relevant Run Rate Revenues Statement.

(b)

for all Existing Clients who have materially changed the nature of their customer relationship with the Group within the three month or four month period (as the case may be) prior to the Relevant Date then, in the case of material withdrawals of assets, revenues will be adjusted as if such withdrawals had taken place at the beginning of the relevant three (or four) month period prior to the Relevant Date by deducting the amount set out in the row headed “[*confidential treatment requested/material filed separately*]” in the relevant Run Rate Revenues Statement and the resulting amount shall be multiplied by four (or three), and in the case of material increases in mandates revenues will be adjusted as if such increases in mandates had taken place at the beginning of the relevant three month or four month period prior to the Relevant Date adding the amount set out in the row headed “[*confidential treatment requested/material filed separately*]” in the relevant Run Rate Revenues Statement and the resulting amount shall be multiplied by four (or three) in line with existing management practices for estimating Recurring Revenues in accordance with paragraph 5.

For the purposes of this paragraph 4(b) the term “material change” shall mean a change in the nature of the relevant Existing Client customer relationship having an effect on an annualised revenues basis of £[*confidential treatment requested/material filed separately*] or more and the term “materially changed” shall be understood accordingly.

(c)	in respect of all clients and former clients from whom the Group has received [*confidential treatment requested/material filed separately*] at any time during the three month or four month period (as the case may be) prior to a Relevant Date, then revenues will be adjusted by deducting the amounts set out in the relevant Run Rate Revenues Statement in the rows headed “[*confidential treatment requested/material filed separately*] and “[*confidential treatment requested/material filed separately*]. For all such deductions the amount deducted shall be equal to the actual revenues generated by such clients during the relevant period multiplied by three (or four).

5. (a)	Recurring Revenues of the Group from New Clients and from new funds introduced by Existing Clients as at a Relevant Date shall be calculated and annualised on the basis of the methodology previously used by the management of the Group and as described in the Annualised Revenue Calculation Explanatory Notes set out in Schedule 15 and as set out in the relevant Run Rate Revenues Statement in the row headed “[*confidential treatment requested/material filed separately*]”.

(b)	Subject to paragraph 1.2, New Clients shall not include clients who have given only oral agreement that they intend to execute a Customer Agreement.

6. (a)	Notwithstanding any other provision in this Agreement, Recurring Revenues shall exclude:

(i)	material non-recurring revenue (in each case on a per item basis exceeding £[*confidential treatment requested/material filed separately*] (then annualised);

(ii)	“Non-Allocated Income” as defined in the Financial Services Group Client Profitability Analysis Explanatory Notes in the agreed terms;

(iii)	any revenue from any Client that is a Seller Group Company other than any IMG Group member and other than a Seller Group Company that is an Existing Client as at the date of this Agreement;

(iv)	any Value Added Tax payments;

(v)	any payments from a Client representing reimbursements of direct disbursements related to that Client in the ordinary course consistent with past practice; and

(vi)	fees that are to be repaid to the Client pursuant to a credit note issued before the next Relevant Date and in the ordinary course consistent with past practice.

(b)	For the avoidance of doubt any amounts paid or due to be paid to the Seller in respect of guarantees on loans or credit facilities issued by the Group shall be treated as expenses and not as deductions from revenues.

7.	The Post-Completion Run Rate Revenues as at the Post-Completion Adjustment Date shall be calculated by adjusting the Completion Run Rate Revenues as follows:

(a)	Recurring Revenues from any New Client that executed a Customer Agreement after the Completion Date and from clients who have signed and funded after the Completion Date and from new funds introduced by Existing Clients after the Completion Date shall be calculated and annualised on the basis of the methodology previously used by the management of the Group and as described in the Annualised Revenue Calculation Explanatory Notes set out in Schedule 15 and shall be added to the calculation. The terms of paragraph 5(b) shall also apply to this paragraph 7;

(b)	any Recurring Revenues attributable to any Existing Client or New Client from which the Group has received notice to terminate the relevant Customer Agreement in writing at any time since the Completion Date shall be deducted from the calculation;

(c)	if an Existing Client has materially changed the nature of its customer relationship with the Group after the Completion Date then, in the case of material withdrawals of assets, revenues will be adjusted as if such withdrawal had taken place at the beginning of that period, and in the case of material increases in mandates revenues will be adjusted as if such increase in mandates had taken place at the beginning of the period on the basis of the methodology previously used by the management of the Group and as described in the Annualised Revenue Calculation Explanatory Notes set out in Schedule 15;

For the purpose of this paragraph 7(c) the term “material change” shall have the same meaning as in paragraph 4(b); and

(d)	if a New Client has indicated in writing prior to the Post-Completion Adjustment Date that it intends to materially change the nature of its customer relationship with the Group then, in the case of material reductions of assets, revenues will be adjusted as if such reduction had taken place at the beginning of the period for which revenues are being calculated in line with the revenues associated with the amount of such reduction, and in the case of material increases in mandates revenues will be adjusted as if such increase in mandates had taken place at the beginning of the period for which revenues are being calculated on the basis of the methodology previously used by the management of the Group and as described in the Annualised Revenue Calculation Explanatory Notes set out in Schedule 15;

For the purposes of this paragraph 7(d) the term “material change” shall have the same meaning as in paragraph 4(b) except that the words “Existing Client” in paragraph 4(b) shall be read as “New Client”;

and the Post-Completion Run Rate Revenues Statement shall be in the form of the Completion Run Rate Revenues Statement with the Completion Run Rate Revenues adjusted by incorporating such additions and deductions.

8.	In relation to the Post-Completion Run Rate Revenues:

(a)	Recurring Revenues shall not include revenues of the Group from any client of a Purchaser Group Company (excluding any member of the Group) which, after the Completion Date but before the Post-Completion Adjustment Date has executed a customer agreement with the Group as a direct result of the sales and marketing efforts of a Purchaser Group Company; and

(b)	Recurring Revenues shall include revenues of the Group from any Existing Client which, after the Completion Date but before the Post-Completion Adjustment Date, gives notice of termination of its Customer Agreement and has executed a customer agreement with a Purchaser Group Company (excluding any member of the Group) to cover equivalent services.

9.1

Any Recurring Revenues recognised on the Post-Completion Run Rate Revenues Statement attributable to any New Client that has not [*confidential treatment requested/material filed separately*] with the Group within [*confidential treatment requested/material filed separately*] days of the Post-Completion Adjustment Date and has not confirmed in writing that it will [*confidential treatment requested/material filed separately*] within a further [*confidential treatment requested/material filed separately*] day period shall be deducted from the calculation.

9.2	If, prior to the date [*confidential treatment requested/material filed separately*] days after the Post-Completion Adjustment Date, the Purchaser has reason to believe that a New Client will not have [*confidential treatment requested/material filed separately*] within [*confidential treatment requested/material filed separately*] days of the Post-Completion Adjustment Date then the Purchaser shall use all reasonable endeavours to procure that if such New Client intends to [*confidential treatment requested/material filed separately*], it provides the confirmation in writing referred to in paragraph 9.1 above.

10.	The Existing Clients as at the date of this Agreement are those listed on the Client Profitability Schedule dated 31 October 2004 and initialled by the Seller and the Purchaser for purposes of identification.

11.	The Initial Run Rate Revenues, the Completion Run Rate Revenues and the Post-Completion Run Rate Revenues shall be calculated in accordance with the Financial Services Group Client Profitability Analysis Explanatory Notes in the agreed terms and on a basis consistent with the basis of preparation of the final Initial Run Rate Revenues Statement.

12.	The Purchaser and the Seller undertake to act in good faith in relation to the calculation of the Initial Run Rate Revenues, the Completion Run Rate Revenues and the Post-Completion Run Rate Revenues and not in any way to act so as to distort the Initial Run Rate Revenues, the Completion Run Rate Revenues and the Post-Completion Run Rate Revenues and the Seller shall procure that the Group is operated in the ordinary course during the period between the date hereof and Completion, and the Purchaser shall procure that the Group is operated in the ordinary course in the period between Completion and the Post-Completion Adjustment Date.

13.	Any dispute between the parties relating to Initial Run Rate Revenues, Completion Run Rate Revenues, or Post-Completion Run Rate Revenues shall be dealt with in accordance with the terms of clause 7 of this Agreement.

14.	Up to Completion the Seller shall make or procure to be made available to the Purchaser and its representatives and (if so required by the Purchaser) provide copies (in each case as soon as reasonably practicable) and after Completion the Purchaser shall make or procure to be made available to the Seller and its representatives and (if so required by the Seller) provide copies (in each case as soon as reasonably practicable) of all files and documentation relevant to the calculation of the Initial Run Rate Revenues, the Completion Run Rate Revenues, the Post-Completion Run Rate Revenues, the Financial Services Group Profitability Analysis Explanatory Notes and all other financial, legal or other documentation used in the calculations described above as the Purchaser or the Seller (as the case may be) may reasonably request, and permit the Purchaser or the Seller (as the case may be) or its representatives and advisers to ascertain or extract any relevant information therefrom and to have access to all relevant employees of the Group in order to verify the relevant calculations (in each case as soon as reasonably practicable).

15.	The Seller shall up to Completion make or procure to be made available to the Purchaser and the Purchaser shall after Completion make or procure to be made available to the Seller or its representatives all files and documentation relating to New Clients and clients who have given notice to terminate their relevant Customer Agreement(s), including all correspondence between any Seller Group Company or Purchaser Group Company (as the case may be) and/or any member of the Group and such clients (in every case as soon as is reasonably practicable).

16.	From the date of this agreement until Completion the Seller shall, and from Completion until the Post-Completion Adjustment Date the Purchaser shall, use its reasonable endeavours to procure that, when a client orally conveys that it intends to execute a Customer Agreement or an Existing Client orally conveys that it intends to terminate, confirmation of that intention is provided in writing.

SCHEDULE 12

Run Rate Revenues Statement

	Client Assets £M	Revenue
		Period	Annualised
		£000	£000
	(for information only)
Client derived income - per client profitability schedule:

Add:
[*confidential treatment requested/material filed separately*]

Less:
[*confidential treatment requested/material filed separately*]

Run Rate Revenues

SCHEDULE 13

Employees

Part A

FSG UK Employees

Part B

FSG Employees in Companies

Part C

FSG GOS Employees

Part D

Guernsey Employees

Part E

GOS IMG Employees

CHARTS OMITTED

SCHEDULE 14

PART 1

FSG IT CONTRACTS

PART 2

GUERNSEY AND DUBLIN IT CONTRACTS

PART 3

SHARED CONTRACTS

CHARTS OMITTED

SCHEDULE 15

ANNUALISED REVENUE CALCULATION EXPLANATORY NOTES

OMITTED

SCHEDULE 16

GUARANTEES

Part 1

No Business Relationship with FSG and Full ING Guarantee

Part 2

No Strategic Fit with FSG and Full ING Guarantee

Part 3

Loans Exceeding Legal Lending Limit of Guernsey Bank

CHARTS OMITTED

Signed by	)
for and on behalf of	)
Baring Asset Management	)
Holdings Limited	)
in the presence of:	)

Signed by	)
for and on behalf of	)
ING Bank NV	)
in the presence of:	)

Signed by	)
for and on behalf of	)
The Northern Trust	)
International Banking	)
Corporation	)
in the presence of:	)

Signed by	)
for and on behalf of	)
The Northern Trust	)
Company	)
in the presence of:	)